UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Coterra Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

DELIVERING EXCELLENCE

COTERRA

2024 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
NOTICE of Annual Meeting
of Stockholders

MEETING INFORMATION	DATE:	May 1, 2024
	TIME:	8:00 a.m., Central Time
	PLACE:	Two Memorial City Plaza 820 Gessner Road, 1st Floor Live Oak Training Center, Suite 107 Houston, TX 77024
	RECORD DATE:	March 7, 2024
ITEMS OF BUSINESS
Proposal	Matter	Board recommendation	Page
1.	The election of the 10 director nominees named in the attached proxy statement to our Board of Directors.	FOR	7
2.	To amend and restate the Restated Certificate of Incorporation of Coterra Energy Inc. to provide for exculpation of certain officers of the Company as permitted by amendments to Delaware law and to make certain non-substantive updates.	FOR	25
3.	A non-binding advisory vote to approve the compensation of our named executive officers.	FOR	27
4.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	FOR	63
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Each of these items is more fully described in the attached proxy statement, which is made a part of this notice.
March [  ], 2024
By Order of the Board of Directors,
MARCUS G. BOLINDER
Corporate Secretary
RECORD DATE
Only holders of record of our common stock at the close of business on March 7, 2024 will be entitled to notice of and to vote at this year’s annual meeting.
VOTING PROCEDURES:
Please vote your shares as promptly as possible by one of the following methods, even if you plan to attend the annual meeting in person.
INTERNET
Use the instructions on the proxy card or voting instruction form received from your broker or bank.
BY TELEPHONE
Use the instructions on the proxy card or voting instruction form received from your broker or bank (if available).
BY MAIL
Complete and return the enclosed proxy card or voting instruction form in the postage-paid envelope provided (for stockholders receiving paper copies only).
BY ATTENDING IN PERSON
You may attend the annual meeting and vote in person.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON:

Registered stockholders will be asked to present a valid government-issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting a valid government-issued photo identification and an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date.

MESSAGE FROM THE CHAIRMAN
THOMAS E. JORDEN Chairman, Chief Executive Officer and President
Dear Coterra Energy Inc. Stockholders,
Thank you for your investment in Coterra and your interest in our annual meeting. Public companies file a tremendous amount of regulatory paperwork throughout the year. The annual proxy statement, however, is the only document solely designed to communicate with stockholders regarding corporate governance matters. These include Board composition and skills, executive officer goals and performance, and executive officer compensation. These rich and fulsome topics are worthy of thoughtful analysis and consideration, and we encourage you to read through the detail covered in the proxy statement.
At Coterra, we do not believe in a “one size fits all” approach to corporate governance. We ask that you, our owners, carefully consider the issues faced by Coterra and take note of our approach accordingly. When faced with tough decisions regarding our employees, we insist upon applying judgment, not rules. This is true company-wide, not just for executives. No two situations are exactly alike, and differing situations are often poorly served by a single set of inflexible rules. We welcome feedback, appreciate your attention to our actions, and expect to be held accountable. The Coterra Board and executive team are committed to transparency and the highest standard of duty to stockholders. If there are questions that this document does not answer, we welcome you to reach out to us directly.
Coterra has an outstanding Board of Directors. Individually, they bring amazing diversity of background, experience, and viewpoint. Our Board is highly engaged in operational, financial, cybersecurity, environmental, and governance oversight. As a group, our Board has developed a high degree of mutual trust. Challenges and disagreements are aired openly with everyone in the room. Our meetings are high energy and authentic. Furthermore, Board oversight is bolstered by a strong Lead Independent Director who facilitates separate sessions with the independent directors and provides critical feedback.
Healthy board dynamics can be defined by how boards handle bad news. It is incumbent upon each of our directors to avoid letting Board members become cheerleaders. Boards have a natural affinity toward supporting management, but boards must develop a discipline to challenge and seek to find gaps in tactical and strategic formulations. At Coterra, management is wholly transparent with our Board. This includes operational concerns, technical challenges and failings, and potential threats. It also includes executive development and succession—openly discussing the strengths and weaknesses of our team and how to embrace, leverage, and develop one another. We expose our Board to our emerging and high potential talent pool, including early career talent. Coterra is made stronger by having a board that understands our business, understands our organization, and is a partner in formulating our strategic vision.

Our goal is consistent, profitable growth over time. We want the Coterra brand to stand for investment discipline, financial strength, and operational excellence second to none.

Our annual goals for the executive officers fall under three major categories—investment returns, operational execution, and environmental progress. We also exercise discretion on strategies related to improving the quality and duration of our inventory and advancing the role of digital innovation. Our goal is consistent, profitable growth over time. We want the Coterra brand to stand for investment discipline, financial strength, and operational excellence second to none.
Finally, we always want our compensation to closely align with results, both on an individual and collective basis. We seek to hire the best talent for every role and ensure every employee quickly adopts our results driven mindset and commitment to accountability. We have a fantastic team that collaborates openly on critical issues. We insist upon open, challenging debate and a completely non-political culture. Coterra is a meritocracy. We work hard and strive for excellence in everything we do.
In closing, we want to emphasize that we have worked hard in recent years to improve the readability of the proxy statement. There is a deliberate focus on graphics and simplified language. We hope you will see a difference and find the document both easy to digest and informative.
Again, thank you for your interest in Coterra.
THOMAS E. JORDEN
Chairman, Chief Executive Officer and President
March [  ], 2024

1	Proxy Summary
1	One Coterra
1	Governance and Board Highlights
2	2023 Operational and Financial Highlights
2	Stakeholder Engagement
3	Governance
3	Board Composition
3	Board Demographics
4	Director Nominee Skills and Experience Matrix
5	Board Skills and Experience
5	Director Nominations and Qualifications
6	Director Succession
7	PROPOSAL 1: Election of Directors
9	Biographical Information Regarding Our Nominees
16	Director Compensation
17	Charitable Contributions
18	Board and Committee Governance
19	Board of Directors’ Leadership Structure
20	Board’s Oversight of Risk Management
23	Meetings and Attendance
23	Director Orientation and Continuing Education
23	Code of Business Conduct and Ethics
24	Stockholder Engagement

25	PROPOSAL 2: To Amend and Restate the Restated Certificate of Incorporation of Coterra Energy Inc.
27	Compensation
27	PROPOSAL 3: To Approve, By Non-Binding Advisory Vote, The Compensation of Our Named Executive Officers
28	Compensation Discussion and Analysis
28	Business Context
28	DELIVERING VALUE to STOCKHOLDERS
29	Our Compensation Philosophy
29	Annual Say On Pay Advisory Vote
29	Our Compensation Practices and Design
31	2023 Performance-Based Compensation
33	2023 Compensation Decisions
36	How We Set Executive Compensation
37	Retirement Compensation and Other Benefits
38	Compensation Governance
39	Compensation Committee Report
40	Compensation Tables
40	Summary Compensation Table
41	Grants of Plan-Based Awards
42	Outstanding Equity Awards at Fiscal Year-End
43	Stock Vested
44	Nonqualified Deferred Compensation
46	Potential Payments Upon Termination or Change in Control

57	Pay Ratio Disclosure
58	Pay Versus Performance Disclosure
62	Equity Compensation Plan Information
63	Audit Matters
63	PROPOSAL 4: Appointment of Independent Registered Public Accounting Firm
64	Audit Committee Report
65	Security Ownership
65	Principal Stockholders
66	Directors and Executive Officers
67	Delinquent Section 16(a) Reports
68	General Information

A-1	APPENDIX A Amended and Restated Certificate of Incorporation of Coterra Energy Inc.

This proxy statement includes website addresses and references to additional materials found on those websites, which are provided for convenience only. Content on the websites, including content on our website, is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).
This proxy statement includes forward-looking statements within the meaning of federal securities laws. All statements, other than statements of historical fact, included in this report are forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our environmental, social and governance commitments and our future performance outcomes. The words “believe,” “plan,” “anticipate,” “expect” and similar expressions are also intended to identify forward-looking statements. We can provide no assurance that the forward-looking statements contained in this proxy statement will occur, and actual results may differ materially from those included in this report. Forward-looking statements are based on current expectations and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those included in this report. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” in Item 1A of Part I of our Form 10-K for the year ended December 31, 2023 and those contained in our future reports filed with the SEC. Except to the extent required by applicable law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
i   COTERRA ENERGY

PROXY SUMMARY
This summary highlights information described in other parts of this proxy statement and does not contain all of the information you should consider in voting. Please read the entire proxy statement before voting. For more complete information regarding our 2023 operational and financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which accompanies this proxy statement.
ONE COTERRA
Coterra Energy Inc. (“Coterra” or the “Company”) is a premier, diversified energy company with a strong free cash flow profile, well positioned to deliver superior and sustainable returns to stockholders through commodity cycles. Coterra’s common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CTRA.”
GOVERNANCE AND BOARD HIGHLIGHTS
Good corporate governance is rooted in ethics, integrity, accountability, and transparency. We have built our business on sound governance principles and practices. These principles and practices are the foundation of sustainable value creation, building stakeholder trust, and a responsible business culture.
Our Board of Directors (the “Board of Directors” or “Board”) consists of 10 members, eight of whom are independent and four of whom are women. Each member of the Board brings a unique background and set of leadership skills that contributes to the diversity of our Board, including broad experience in leadership, finance, energy, exploration and production, climate change, operations and strategy, risk oversight, legal, regulatory, and cybersecurity matters.
By leveraging our Board’s experience and good corporate governance practices, we aim to promote accountability and sound decision making, which ultimately helps to enhance our long-term success.
Independent and Effective Board Oversight

•
Eight of 10 director nominees are independent

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Four of the five standing committees are fully composed of independent members with independent chairs

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The Board is committed to seeking highly qualified women and individuals from minority groups to include in the pool of potential Board nominees and succession candidates

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Executive sessions are led by an independent director in all Board and committee meetings

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Annual Board and committee evaluations

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Orientation, continuing education and strategy programs for directors

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All current Audit Committee members meet the NYSE listing standards of financial sophistication and are audit committee financial experts under the SEC rules

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Stock ownership guidelines for all executive officers and directors

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Annual election of directors and majority voting provision

•
Board oversight of political contributions and annual disclosures of recipients and amounts contributed

•
Separate Board committee devoted entirely to environmental, health and safety matters

2024 PROXY STATEMENT   1

2023 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Production	667 Mboed (thousand barrels of oil equivalent per day)
Cash Flow from Operations	$3,658 million
Capital expenditures for drilling, completion and other fixed asset additions	$2,089 million
Dividends Paid	$895 million
Share Repurchases	$418 million
Year-End Debt Balance	$2,161 million
Market Capitalization(1)	$19,668 million

(1)
Based on 751,847,432 shares of common stock outstanding and a closing per share price of $26.16 as of February 21, 2024.

STAKEHOLDER ENGAGEMENT
We actively engage with key stakeholders across our business, including employees, stockholders, regulators, and communities where we operate. Open dialogue with our stakeholders helps us better understand and respond to emerging issues that may impact our business in the short- or long-term. Keeping our finger on the pulse of issues and topics that are important to our business strengthens our relationship with stakeholders and contributes to our success.
At Coterra, we regularly engage with our employees and encourage open dialogue, which is fundamental to our strategy. Rather than conducting anonymous surveys, we often hold small group meetings for employees with senior managers, as well as with the Chief Executive Officer at least annually. Employees are given multiple lines of communication they can utilize if they have any concerns. We focus on providing multiple opportunities for leaders and employees to engage in thoughtful discussion around individual performance, prior year results, development opportunities, and career goals. In addition to these formal opportunities, our employees are encouraged to engage in regular discussions with their leaders regarding expectations and performance. Additionally, retaining our talent is a top priority, and employee turnover is tracked closely and discussed at least annually with our Chief Executive Officer and broader leadership.
Executives and senior management from investor relations, sustainable engineering, and corporate secretary functions routinely engage with stockholders on a variety of topics, including corporate governance, executive compensation, human capital management, climate change and sustainability. When appropriate, our directors also make themselves available to meet with stockholders. During our 2023 engagement, we believe stockholders expressed strong support for Coterra. For more information, see “Stockholder Engagement” on page 24.
We operate in an industry that is heavily regulated, and, therefore, we are deeply affected by the political and legislative process. We strongly believe that Coterra’s long-term value to our stockholders is enhanced by a business environment that protects and supports the oil and gas industry’s ability to responsibly operate to provide important energy resources to consumers. Our trade associations are the primary way that we engage with regulators on policy.
We also engage with the communities where we live and work. In 2023, Coterra launched the Community Action Group (“CAG”) initiative, a unique approach that strengthens our connection with communities. This initiative places emphasis on gathering input from both employees and community stakeholders to determine which organizations and projects we should support. The CAG has become an integral part of our community relations strategy, ensuring that our community engagement efforts remain closely aligned with local needs. We also utilize our associations with groups like the Permian Strategic Partnership and the Marcellus Shale Coalition to help us better understand the needs of the communities where we operate.
2   COTERRA ENERGY

GOVERNANCE
BOARD COMPOSITION
The size of our Board of Directors is currently set at 10 members, each of whose term expires at the 2024 annual meeting of stockholders. Accordingly, our Board has nominated 10 individuals to hold office until the 2025 annual meeting of stockholders. Each of the nominees is currently a director. Our Board and our Governance and Social Responsibility Committee believe that the broad range of attributes, qualifications, viewpoints, skills and experience of the director nominees enable them to effectively oversee our long-term business strategy and contribute to an effective and well-functioning Board.
An overview of the Board demographics, attributes and skills is set forth below. For more detailed information about our director nominees, please see “Biographical Information Regarding Our Nominees” beginning on page 9 where you will find the business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board.
Board Demographics

40%
of the Board is
FEMALE
Director
Independence
8/10
10%
of the Board is
ETHNICALLY DIVERSE/
UNDERREPRESENTED
GROUP
Director
Age
70+
66.2
Average
66-70
65
and under
3
Committees Chaired
by
WOMEN
Independent
Director
Tenure
<1-4
Years
4
Years
Average
5-9
Years

2024 PROXY STATEMENT   3

DIRECTOR NOMINEE SKILLS AND EXPERIENCE MATRIX
	ABLES	BOSWELL	BROCK	DINGES	ECKLEY	HELMERICH	JORDEN	STEWART	VALLEJO	WATTS

PUBLIC COMPANY C-SUITE
PRIVATE COMPANY C-SUITE
EXPLORATION & PRODUCTION
CLIMATE CHANGE
RELATED INDUSTRY
OTHER PUBLIC COMPANY BOARDS
FINANCIAL/ ACCOUNTING
CYBERSECURITY
LEGAL
OPERATING/STRATEGIC RESPONSIBILITY
EHS RESPONSIBILITY
4   COTERRA ENERGY

Board Skills and Experience
DIRECTOR NOMINATIONS AND QUALIFICATIONS
Nomination Process
Under its charter, the Governance and Social Responsibility Committee seeks out and evaluates qualified candidates to serve as Board members to fill vacancies or for the additional needs of the Board, including by considering candidates recommended by stockholders and management. The Governance and Social Responsibility Committee identifies candidates through a number of methods, which may include the retention of professional executive search firms, use of publicly available director databases or referral services and recommendations made by incumbent directors.
Stockholders who meet certain requirements specified in our bylaws may also nominate candidates for inclusion in our proxy materials for an annual meeting as described in “General Information” beginning on page 68. There are no differences in the manner in which the Governance and Social Responsibility Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by incumbent directors.
Any stockholder desiring to propose a candidate to the Board for consideration should submit such proposed candidate, including the proposed candidate’s qualifications, to:
Coterra Energy Inc.
Attn: Corporate Secretary
840 Gessner Road, Suite 1400
Houston, Texas 77024
OR
Email: corporatesecretary@coterra.com
Board Composition as a Result of the Merger
On October 1, 2021, Cimarex Energy Co. (“Cimarex”), and Cabot Oil & Gas Corporation (“Cabot”) completed a merger transaction (the “Merger”) to form the Company. Pursuant to the terms of the agreement governing the Merger (the “Merger Agreement”), until the 2024 annual meeting of stockholders, if a vacancy on the Board results from the departure of a legacy Cabot director, the appointment or nomination of the individual to fill that vacancy must be approved by not less than a majority of the continuing legacy Cabot directors and, if the vacancy results from the departure of a legacy Cimarex director, the appointment or nomination of the individual to fill

2024 PROXY STATEMENT   5

that vacancy must be approved by not less than a majority of the continuing legacy Cimarex directors.
Skills and Qualifications
The Governance and Social Responsibility Committee seeks to select candidates who, regardless of how they are nominated, have:
•
personal and professional integrity;

•
held a position of leadership with a record of achievement in their field, with the interest and intellect to be able to address energy industry challenges and opportunities;

•
the ability to think strategically and the insight to assist management in placing the Company in a competitive position within the energy industry; and

•
the time to attend Board meetings and to deal with unexpected issues that arise relating to our business.

The Board also encourages a diversity of backgrounds among its members. In February 2021, the Board formalized its commitment to diversity by amending the Governance and
Social Responsibility Committee charter to add a commitment to include qualified racially, ethnically and gender diverse candidates in the initial candidate list for all director searches.
DIRECTOR SUCCESSION
Our Governance and Social Responsibility Committee engages in regular director succession planning as part of its duty to oversee the composition and effectiveness of the Board and its committees. Regular succession planning allows the Governance and Social Responsibility Committee to nominate qualified candidates for annual stockholder elections and to fill vacancies created upon the planned or unplanned departure of sitting directors or upon increasing the size of the Board. In its succession planning activities, the Governance and Social Responsibility Committee reviews annual Board and committee self-assessments, reviews a Board skills matrix of identified skills for each director and for the effective functioning of the Board, tracks director tenure and expected director departures and engages in various director recruitment activities.
The Board does not have a mandatory retirement policy.

6   COTERRA ENERGY

PROPOSAL 1	ELECTION OF DIRECTORS
Upon recommendation of the Governance and Social Responsibility Committee, the Board has nominated the 10 individuals named below to be elected at the 2024 annual meeting of stockholders. Each of the nominees is currently a director and, if elected, will hold office until the 2025 annual meeting of stockholders.
DOROTHY M. ABLES Former Chief Administrative Officer of Spectra Energy Corp		HANS HELMERICH Chairman of the Board of Helmerich & Payne
AGE 66	YEARS SERVED 8	AGE 65	YEARS SERVED 3
OTHER CURRENT PUBLIC COMPANY BOARDS: 1 • Martin Marietta Materials, Inc.		OTHER CURRENT PUBLIC COMPANY BOARDS: 1 • Helmerich & Payne, Inc.
ROBERT S. BOSWELL Lead Independent Director of Coterra; Chairman and Chief Executive Officer of Laramie Energy, LLC		THOMAS E. JORDEN Chairman, Chief Executive Officer and President of Coterra Energy Inc.
AGE 74	YEARS SERVED 8	AGE 66	YEARS SERVED 3
OTHER CURRENT PUBLIC COMPANY BOARDS: None		OTHER CURRENT PUBLIC COMPANY BOARDS: None
AMANDA M. BROCK Chief Executive Officer of Aris Water Solutions, Inc.		LISA A. STEWART Chairman of Sheridan Production Partners
AGE 63	YEARS SERVED 6	AGE 66	YEARS SERVED 3
OTHER CURRENT PUBLIC COMPANY BOARDS: 1 • Aris Water Solutions, Inc.		OTHER CURRENT PUBLIC COMPANY BOARDS: 2 • Western Midstream Partners, LP • Jadestone Energy PLC
DAN O. DINGES Former Executive Chairman of Coterra Energy Inc.		FRANCES M. VALLEJO Former Vice President for Corporate Planning and Development of ConocoPhillips
AGE 70	YEARS SERVED 22	AGE 58	YEARS SERVED 3
OTHER CURRENT PUBLIC COMPANY BOARDS: None		OTHER CURRENT PUBLIC COMPANY BOARDS: 1 • Expro Group Holdings N.V.
PAUL N. ECKLEY Former Senior Vice President—Investments of State Farm Corporate Headquarters		MARCUS A. WATTS President of The Friedkin Group
AGE 69	YEARS SERVED 3	AGE 65	YEARS SERVED 6
OTHER CURRENT PUBLIC COMPANY BOARDS: None		OTHER CURRENT PUBLIC COMPANY BOARDS: 1 • Service Corporation International
2024 PROXY STATEMENT   7

The persons named in the enclosed form of proxy intend to vote such proxies FOR the election of each of the nominees for terms of one year. If any one of the nominees is not available at the time of the annual meeting to serve, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than the number of nominees set forth above.
Required Vote
The election of each of the 10 director nominees will require that each director nominee receive a majority of the votes cast (i.e., the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee). Abstentions and broker non-votes will not affect the outcome of the voting on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.
8   COTERRA ENERGY

BIOGRAPHICAL INFORMATION REGARDING OUR NOMINEES
Below is the biographical information regarding the business experience, qualifications and skills of each nominee selected for election as a director of the Company. Mr. Jorden, our Chairman, Chief Executive Officer and President, and Mr. Dinges, our former Executive Chairman, are the only employee and former employee, respectively, of the Company on the Board.
The Board and the Governance and Social Responsibility Committee believe that, individually and as a whole, the director nominees possess the qualifications, varied tenure and independence to provide effective oversight of the business and quality advice and counsel to the Company’s management that will lead to optimal economic outcomes.

DOROTHY M. ABLES
AGE: 66
DIRECTOR SINCE: 2015
Independent
COMMITTEE MEMBERSHIPS: • Audit (Chair) • Governance and Social Responsibility

Reason for Nomination
Ms. Ables brings to the Board a depth of experience in the natural gas transportation and marketing aspects of our industry, as evidenced by her numerous leadership positions at Spectra Energy Corp. and Duke Energy for over 25 years. Her extensive experience in pipeline, processing and midstream businesses tie specifically to our natural gas transportation and oil and natural gas marketing strategies. Ms. Ables is also very active in community and charitable endeavors, including serving on the Board of Directors of the Houston Methodist Hospital Foundation since May 2017 and the Board of Trustees of United Way of Greater Houston since April 2018, having also previously served from 2008 to April 2016. Ms. Ables’ diverse background, including industry expertise and finance, human resources, information technology and corporate governance experience, as well as her corporate leadership experience, make her a valuable contributor to our Board and the committees on which she serves.

CAREER HIGHLIGHTS
•
Spectra Energy Corp.

–
Chief Administrative Officer—2008 – 2017

•
Spectra Energy Corp.

–
Vice President, Audit Services and Chief Ethics & Compliance Officer—2007 – 2008

•
Duke Energy Corporation

–
Vice President, Audit Services—2004 – 2006

•
Duke Energy Gas Transmission

–
Senior Vice President and Chief Financial Officer—1998 – 2004

CURRENT PUBLIC COMPANY BOARDS • Martin Marietta Materials, Inc. – 2018 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • None

2024 PROXY STATEMENT   9

ROBERT S. BOSWELL
AGE: 74
DIRECTOR SINCE: 2015
Independent
COMMITTEE MEMBERSHIPS: • Audit • Environment, Health & Safety
POSITION: • Lead Independent Director (effective January 1, 2023)

Reason for Nomination
Mr. Boswell has management and operating experience as an executive in the upstream oil and gas industry and brings an extensive technical understanding of the development of oil and gas reserves, as well as financial expertise, to our Board. Mr. Boswell’s career includes serving as Chairman and Chief Executive Officer of exploration and production companies throughout the life cycle of capital-raising and the growth of reserves, production and profitability for over 30 years. His success with unconventional resource plays (including with the sale of Laramie Energy I, LLC, a private company that he founded, for over $1 billion) brings important expertise to the Company’s operations. Mr. Boswell is the immediate past chairman and a director of the Western Energy Alliance, and serves on the executive board of the Colorado Oil & Gas Association. Mr. Boswell’s operations, management, technical and financial expertise are a tremendous asset to our Board and the committees on which he serves.

CAREER HIGHLIGHTS
•
Laramie Energy, LLC

–
Chairman of the Board and Chief Executive Officer—2007 – Current

•
Laramie Energy I, LLC

–
Chairman of the Board and Chief Executive Officer—2004 – 2007

•
Forest Oil Corporation

–
Chairman of the Board and Chief Executive Officer—1989 – 2003

CURRENT PUBLIC COMPANY BOARDS • Laramie Energy, LLC – 2007 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Enerflex Ltd. – 2011 – 2022

AMANDA M. BROCK
AGE: 63
DIRECTOR SINCE: 2017
Independent
COMMITTEE MEMBERSHIPS: • Compensation • Environment, Health & Safety

Reason for Nomination
Ms. Brock has a wealth of experience in building and managing global infrastructure businesses in the oil and gas, water and power industries. Her expertise and depth of knowledge in the water management aspects of the oil and gas industry, as well as her global perspective, executive management and financial expertise, aids the Board in better understanding all aspects of our operations. Ms. Brock’s experience is widely recognized and acknowledged in the industry, as evidenced by her numerous professional awards throughout her career (including being named one of the 25 Most Influential Women in Energy by Hart Energy’s Oil and Gas Investor Magazine in 2020 and being inducted into the 2017 Greater Houston Women’s Hall of Fame). Ms. Brock currently serves as Chair of the Texas Business Hall of Fame. After completing her undergraduate studies in South Africa, Ms. Brock obtained her law degree from Louisiana State University, where she was a member of the Law Review.

CAREER HIGHLIGHTS
•
Aris Water Solutions, Inc.

–
Chief Executive Officer—2021 – Current

•
Aris Water Solutions, Inc.

–
President and Chief Operating Officer— 2020 – 2021

•
Aris Water Solutions, Inc.

–
Chief Operating Officer—2018 – 2020

•
Aris Water Solutions, Inc.

–
Chief Commercial Officer—2018 – 2020

•
Water Standard

–
Chief Executive Officer—2009 – 2017

CURRENT PUBLIC COMPANY BOARDS • Aris Water Solutions, Inc. – 2021 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Macquarie Infrastructure Corporation – 2018 – 2022

10   COTERRA ENERGY

DAN O. DINGES
AGE: 70
DIRECTOR SINCE: 2001
COMMITTEE MEMBERSHIPS: • Executive
POSITION: • Executive Chairman (October 1, 2021 to December 31, 2022)

Reason for Nomination
Mr. Dinges served as Cabot’s Chief Executive Officer for 20 years until the completion of the Merger and brings to the Board over 38 years of executive management experience in the oil and gas exploration and production business, as well as a deep knowledge of our business, operations, culture, long-term strategy and goals. Mr. Dinges is currently serving as a director of Highpoint Midstream LLC, a private company in the midstream sector of the oil and gas industry. Mr. Dinges possesses a diversity of corporate governance experience, including his previous service on the Board of United States Steel Corporation and charitable and industry organizations, including the American Petroleum Institute, the American Exploration Production Council, Spitzer Industries, Inc. (a private company), and Houston Methodist Hospital Research Institute.

CAREER HIGHLIGHTS • Coterra Energy lnc. – Executive Chairman—2021 – 2022 • Cabot Oil & Gas Corporation – Chairman, President and Chief Executive Officer—2002 – 2021	CURRENT PUBLIC COMPANY BOARDS • None
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • United States Steel Corporation – 2010 – 2021

PAUL N. ECKLEY
AGE: 69
DIRECTOR SINCE: 2021
Independent
COMMITTEE MEMBERSHIPS: • Compensation (Chair) • Governance and Social Responsibility

Reason for Nomination
Mr. Eckley was appointed in October 2021 in connection with the Merger. With a career spanning over 45 years, his extensive history of leadership roles and wealth of experience in investments in public and private companies, including companies in the oil and gas industry, are key attributes that make him well suited to serve on our Board. Mr. Eckley also served as Director of the Emerging Markets Growth Fund owned by the Capital Group, which included serving as Chairman of the Board. Mr. Eckley brings considerable value in his service as Chair of the Compensation Committee.

CAREER HIGHLIGHTS
•
State Farm

–
Senior Vice President—1998 – 2020

•
State Farm

–
Vice President, Common Stocks—1995 – 1998

•
State Farm

–
Investment Officer—1990 – 1995

•
State Farm

–
Investment Analyst—1977 – 1990

CURRENT PUBLIC COMPANY BOARDS • None
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Cimarex Energy Co. – 2019 – 2021

2024 PROXY STATEMENT   11

HANS HELMERICH
AGE: 65
DIRECTOR SINCE: 2021
Independent
COMMITTEE MEMBERSHIPS: • Compensation • Environment, Health and Safety

Reason for Nomination
Mr. Helmerich was appointed in October 2021 in connection with the Merger. His extensive experience in contract drilling services for oil and gas exploration and production companies, including his previous service at Helmerich & Payne, Inc. as the Chief Executive Officer and President, helps provide the Board with key insight into the Company’s operations, and his more than 25 years of executive experience provides a strong background for his service on the Compensation Committee. Early in his career, he was responsible for Helmerich & Payne, Inc.’s oil and gas division’s exploration and production operations, which was spun-off to become Cimarex. In addition, Mr. Helmerich’s current service as a Director and Chairman of the Board of Directors of Helmerich & Payne, Inc., and his former service as a Director of Atwood Oceanics, Inc. and Trustee of The Northwestern Mutual Life Insurance Company provide him with additional experience and knowledge invaluable to his service on the Board.

CAREER HIGHLIGHTS • Helmerich & Payne, Inc. – Chief Executive Officer—1989 – 2014 • Helmerich & Payne, Inc. – President—1987 – 2012	CURRENT PUBLIC COMPANY BOARDS • Helmerich & Payne, Inc. – 1987 – Current
OTHER PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Cimarex Energy Co. – 2002 – 2021

THOMAS E. JORDEN
AGE: 66
DIRECTOR SINCE: 2021
COMMITTEE MEMBERSHIPS: • Executive

Reason for Nomination
Following his tenure at Cimarex as the Chief Executive Officer, President and Chairman of the Board of Directors, Mr. Jorden was appointed Chief Executive Officer and President of Coterra in October 2021 in connection with the Merger. At Cimarex, he began serving as Vice President of Exploration when the company was formed in 2002 and subsequently was elevated in 2003 to Executive Vice President of Exploration, in 2011 to Chief Executive Officer and President and then Chairman of the Board in 2012. Prior to the formation of Cimarex, Mr. Jorden held multiple leadership roles at Key Production Company, Inc., Cimarex’s predecessor, which he joined in 1993 as Chief Geophysicist. Mr. Jorden brings to the Board nearly 40 years of experience in the oil and gas exploration and production industry, as well as a deep understanding of our business, operations, long-term strategy and goals. As Chairman of the Board since 2023, his service as a director continues to create an important link between management and the Board.

CAREER HIGHLIGHTS
•
Coterra Energy Inc.

–
Chairman—2023 – Current

–
Chief Executive Officer and President—2021 – Current

•
Cimarex Energy Co.

–
Chairman—2012 – 2021

–
Chief Executive Officer and President—2011 – 2021

–
Executive Vice President—Exploration—2003 – 2011

–
Vice President—Exploration—2002 – 2003

CURRENT PUBLIC COMPANY BOARDS • None
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Cimarex Energy Co. – 2011 – 2021

12   COTERRA ENERGY

LISA A. STEWART, NACD.DC
AGE: 66
DIRECTOR SINCE: 2021
Independent
COMMITTEE MEMBERSHIPS: • Audit • Environment, Health & Safety (Chair) • Executive

Reason for Nomination
Ms. Stewart was appointed in October 2021 in connection with the Merger, and has more than 40 years of experience in the oil and gas industry. Her executive experience includes roles at Sheridan Production Partners, El Paso Corporation and El Paso E&P, and Apache Corporation, spanning reservoir engineering, business development, land and environmental, health and safety, as well as extensive leadership roles. Ms. Stewart currently serves on the Board of Directors of the general partner of Western Midstream Partners, LP, a publicly traded master limited partnership formed to acquire, own, develop and operate midstream energy assets. Ms. Stewart also serves as a director of Jadestone Energy PLC, a publicly traded upstream oil and gas company in the Asia Pacific region that focuses on production and near-term development assets. In 2021, Ms. Stewart received the National Association of Corporate Directors Director Certification (NADC.DC), which is the premier director designation available in the United States. Ms. Stewart’s deep knowledge of the exploration and production and midstream segments of the oil and gas industry provides instrumental knowledge to our Board and makes Ms. Stewart a valuable contributor and member of the committees on which she serves.

CAREER HIGHLIGHTS
•
Sheridan Production Partners

–
Executive Chairman—2006 – Current

–
President and Chief Executive Officer—
2016 – 2020

–
Chief Investment Officer—2006 – 2020

•
El Paso Corporation

–
Executive Vice President—2004 – 2006

•
El Paso E&P

–
President—2004 – 2006

•
Apache Corporation

–
Executive Vice President and other various capacities—1984 – 2004

CURRENT PUBLIC COMPANY BOARDS • Western Midstream Partners, LP – 2020 – Current • Jadestone Energy PLC – 2019 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Cimarex Energy Co. – 2015 – 2021

2024 PROXY STATEMENT   13

FRANCES M. VALLEJO, NACD.DC
AGE: 58
DIRECTOR SINCE: 2021
Independent
COMMITTEE MEMBERSHIPS: • Audit • Governance and Social Responsibility (Co-Chair)

Reason for Nomination
Ms. Vallejo was appointed in October 2021 in connection with the Merger, and has over 35 years of experience in the oil and gas industry. With her extensive history of leadership roles in corporate planning, budgeting, and treasury at ConocoPhillips, Ms. Vallejo is well qualified to serve our Board. Additionally, Ms. Vallejo recently completed her service as a director of the general partner of Crestwood Equity Partners LP, a publicly traded master limited partnership that owned and operated oil and gas midstream assets located primarily in the Bakken Shale, Delaware Basin and Powder River Basin. She currently serves on the Executive Committee of the Colorado School of Mines Foundation and, until 2016, served as a member of the Board of Trustees of Colorado School of Mines. Her vast array of leadership roles and duties in the exploration and production and midstream segments of the oil and gas industry offers considerable value to the Board committees on which she serves. Ms. Vallejo earned the CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University in 2023, and received the NACD.DC, the premier director designation in the United States, in 2021.

CAREER HIGHLIGHTS
•
ConocoPhillips

–
Vice President Corporate Planning and Development—2015 – 2016

•
ConocoPhillips

–
Vice President and Treasurer—2008 – 2015

•
ConocoPhillips

–
General Manager-Corporate Planning and Budgets, and other various positions— 1987 – 2008

CURRENT PUBLIC COMPANY BOARDS • Expro Group Holdings N.V. – 2023 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • Crestwood Equity Partners LP – 2021 – 2023 • Cimarex Energy Co. – 2017 – 2021

14   COTERRA ENERGY

MARCUS A. WATTS
AGE: 65
DIRECTOR SINCE: 2017
Independent
COMMITTEE MEMBERSHIPS: • Compensation • Governance and Social Responsibility (Co-Chair)

Reason for Nomination
Mr. Watts adds a wealth of legal, transactional, regulatory and management expertise from both the oil and gas industry and other industries to our Board. His diverse experience includes his service as a director of Complete Production Services until its merger with Superior Energy Services in 2012, as well as his previous experience at the law firm Locke Lord LLP as a lawyer advising companies on corporate, securities and governance issues, where he served as the Managing Partner of the Houston office and Vice Chairman of the firmwide Executive Committee. In addition, his experience includes service as the President of The Friedkin Group since 2011 and as a director of Service Corporation International since 2012. He has also been serving on the board of the Greater Houston Partnership since 2012 and is a former chairman of such organization. He served on the board of the Federal Reserve Bank of Dallas-Houston Branch from 2014 to 2019, including as Chairman from 2017 to 2019. Mr. Watts’ unique combination of legal and management expertise offers a fresh perspective to our Board, which is buttressed by his decades of experience both inside and outside of the oil and gas industry. This industry and management experience, as well as his legal and regulatory background, are particularly valuable to the Governance and Social Responsibility Committee he currently co-chairs. Mr. Watts holds a law degree from Harvard Law School and a B.S. degree in Mechanical Engineering from Texas A&M University.

CAREER HIGHLIGHTS • The Friedkin Group – President—2011 – Current • Locke Lord LLP – Managing Partner, Houston, Vice-Chairman (Executive Committee)—1984 – 2010	CURRENT PUBLIC COMPANY BOARDS • Service Corporation International – 2012 – Current
PUBLIC COMPANY BOARDS WITHIN THE PAST FIVE YEARS • None

2024 PROXY STATEMENT   15

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to director compensation. When deemed necessary, the Compensation Committee recommends to the Board modifications to the compensation of the non-employee directors. Directors who are employees of the Company receive no additional compensation for their duties as directors.
The Compensation Committee periodically reviews the compensation of the non-employee directors taking into account, among other things, the compensation of directors at other comparable companies. The Compensation Committee has engaged F.W. Cook as its independent compensation consultant to annually review non-employee director compensation. After considering F.W. Cook’s review of non-employee director compensation and the factors described above, the Compensation Committee recommended the following non-employee director compensation for the 2023-2024 director term:
2023-2024 Annual Director Compensation
Annual cash retainer	$105,000
Annual equity retainer	$200,000
Lead Independent Director	$40,000
Committee Chair(1)	$20,000

(1)
The Governance and Social Responsibility Committee co-chairs split the annual committee chair retainer.

Directors who serve on committees (other than as chair) do not receive additional compensation for committee service. Directors do not receive compensation for attending Board or committee meetings.
The annual equity retainer was issued as an award of restricted stock units under the Coterra Energy Inc. 2023 Equity Incentive Plan (the “2023 Plan”), the restrictions on which lapse on May 1, 2024 or the earlier date the non-employee director leaves the Board. Such restricted stock units accrue cash dividend equivalents in the amount of the cash dividend paid on our outstanding common stock from the date of grant through the date the restrictions lapse. In 2023, each non-employee director received 8,177 restricted stock units.

In addition, non-employee directors are reimbursed for reasonable expenses incurred in connection with Board and committee related activities.
Under the Coterra Energy Inc. Non-employee Director Deferred Compensation Plan, non-employee directors have the option of deferring all or a portion of their annual cash retainer, annual equity retainer, or a combination of both. If deferred, the annual cash retainer is issued as restricted stock units, the terms of which are substantially the same as those issued for the annual equity retainer, except the ultimate distribution of common stock is deferred until the non-employee director leaves the Board.
In November 2023, the Compensation Committee determined to keep non-employee director compensation unchanged for the 2024-2025 term.
16   COTERRA ENERGY

2023 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Dorothy M. Ables	$125,000	$200,009	—	—	—	$10,000	$335,009
Robert S. Boswell	$145,000	$200,009	—	—	—	—	$345,009
Amanda M. Brock	$105,000	$200,009	—	—	—	—	$305,009
Dan O. Dinges	$105,000	$200,009	—	—	—	—	$305,009
Paul N. Eckley	$125,000	$200,009	—	—	—	$5,000	$330,009
Hans Helmerich	$105,000	$200,009	—	—	—	—	$305,009
Lisa A. Stewart	$125,000	$200,009	—	—	—	—	$325,009
Frances M. Vallejo	$115,000	$200,009	—	—	—	$5,000	$320,009
Marcus A. Watts	$115,000	$200,009	—	—	—	$2,500	$317,509

(1)
The amounts in this column reflect the grant date fair value with respect to restricted stock units granted to each non-employee director on May 10, 2023 that are payable by the Company in shares of common stock and vest upon the earlier of May 1, 2024 or the date the non-employee director ceases to be a director of the Company, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 718 for the fiscal year ended December 31, 2023. Assumptions used in the calculation of these amounts are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The aggregate number of restricted stock units held by each non-employee director at December 31, 2023, including those issued on May 10, 2023, those that have vested but are not payable until the date such non-employee director ceases to be a director the Company, and those issued in lieu of annual cash or equity retainers is as follows:

Name	Total RSUs
Dorothy M. Ables	78,909
Robert S. Boswell	84,655
Amanda M. Brock	57,521
Dan O. Dinges	8,177
Paul N. Eckley	8,177
Hans Helmerich	8,177
Lisa A. Stewart	8,177
Frances M. Vallejo	8,177
Marcus A. Watts	57,521

(2)
Amounts shown are payments by Coterra pursuant to its matching gift programs. Our matching gift programs are described in “Charitable Contributions” below.

CHARITABLE CONTRIBUTIONS
We maintain a matching gift program under which we match certain gifts by directors, officers and employees to eligible organizations that are tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. In addition, under the Coterra Energy Inc. Political Action Committee (the “PAC”) matching gift program we also match contributions to the PAC by directors, officers and employees with contributions to tax-exempt organizations selected by the contributor. Each matching gift program will match up to $5,000 per calendar year.
2024 PROXY STATEMENT   17

BOARD AND COMMITTEE GOVERNANCE
GOVERNANCE GUIDELINES
Our Board has adopted Corporate Governance Guidelines to assist the Board and its committees in performing their duties to oversee the governance of the Company. Our Corporate Governance Guidelines outline the functions and responsibilities of the Board, director qualifications, and various processes and procedures designed to promote effective and responsive governance. The guidelines are reviewed annually and periodically revised to reflect changing regulatory requirements and best practices. All of our key corporate governance documents, including the Corporate Governance Guidelines, the charters of our Board committees, our Code of Business Conduct and Ethics and our 2023 Sustainability Report, can be found on the Company’s website at www.coterra.com.
Director Independence
Independence Standards
Our Corporate Governance Guidelines require that at least a majority of our directors be independent under the NYSE listing standards and all other applicable legal requirements. Additionally, all members of the Audit Committee and the Compensation Committee are required to be independent by rules and regulations of the SEC, and all members of the Governance and Social Responsibility Committee are required to be independent pursuant to the NYSE listing standards. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with the Company or management.
Independence Determinations
Our Board, through its Governance and Social Responsibility Committee, annually reviews and discusses information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. For 2023, such review included all known material relationships with each director and all transactions since the start of 2021 between the Company and each director nominee, members of their immediate families and entities associated with them. Each of such relationships and transactions was considered in the context of the NYSE’s objective listing standards, including the amount of business done by us and the other entities and the gross revenue for each of the other entities, and the additional standards established for members of audit committees, and the SEC, U.S. Internal Revenue Service and NYSE standards for compensation committee members.
Under the standards described above and with input from the Governance and Social Responsibility Committee, the Board has determined that each director, with the exception of Mr. Jorden, our Chairman, Chief Executive Officer and President, and Mr. Dinges, our former Executive Chairman and Cabot’s former Chief Executive Officer, is independent. Further, the Board has determined that all members of the Audit, Compensation and Governance and Social Responsibility Committees are independent.
Matters Considered
In making its recommendations to the Board, the Governance and Social Responsibility Committee specifically considered relationships that involved transactions between the Company and a company with which a director is affiliated, whether by virtue of serving as a director or an officer. Included in such review were transactions with entities at which of Mr. Boswell, Mr. Helmerich, Ms. Stewart and Ms. Vallejo serve or have served on boards of directors and with which we have done business in the last three years. In each instance, the Board, with the recommendation of the Governance and Social Responsibility Committee, determined that, because of the nature of the transaction, the director’s service on the board of directors of the other entity, and the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.
The Governance and Social Responsibility Committee also considered the following relationships where a director served as an officer of an entity with which we have done business in the last three years:
Mr. Boswell is the Chairman of the Board and Chief Executive Officer of Laramie Energy, LLC (“Laramie”). On January 11, 2022, Cimarex, a subsidiary of the Company, entered into a sub-lease of a portion of its office space in Denver, Colorado with Laramie. Cimarex no longer needs this office space. The sublease is for a term from March 1, 2022 through August 31, 2026, with rental payments to the Company of approximately $405,000 per year increasing to approximately $450,000 per year, payable monthly
18   COTERRA ENERGY

on a pro-rata basis. The Board reviewed this transaction with Laramie and concluded: (i) the transaction is proper and not material when compared to our and Laramie’s respective consolidated gross revenues and anticipated revenues for the relevant periods; (ii) the transaction occurred in the ordinary course of business, at market rates and on arms’ length terms; and (iii) Mr. Boswell’s relationship with Laramie does not interfere with his independent judgment as a director of Coterra.
Ms. Brock is the Chief Executive Officer of Aris Water Solutions, Inc. (“Aris Water”), a publicly traded growth-oriented environmental infrastructure and solutions company that owns, operates and designs crucial water midstream assets across key unconventional U.S. basins, including the Permian Basin. Our 2023 payments to Aris Water represented less than 0.5 percent of Aris Water’s consolidated gross revenues for 2023. The Board reviewed these transactions and concluded: (i) the transactions are proper and not material when compared to both our total costs and Aris Water’s gross revenues; (ii) the transactions occurred in the ordinary course of business and at arms’ length; and (iii) Ms. Brock’s relationship with Aris Water does not interfere with her independent judgment as a director of Coterra.
Related Person Transactions
Policy on Related Person Transactions
Our Governance and Social Responsibility Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Governance and Social Responsibility Committee, in each case with the assistance of our legal department.
Our legal department is primarily responsible for (i) developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and (ii) then determining, based on the facts and circumstances, whether we or a related party has a direct or indirect interest in these transactions. On a periodic basis, the legal department reviews all transactions involving payments between the Company and any company that has a Coterra executive officer or director as an officer or director. In addition, our directors and executive officers are required to notify us of any potential related party transactions, including any such transactions involving their immediate family members.
No Reportable Related Person Transactions
Since January 1, 2023, there have been no transactions that are required to be reported as related party transactions pursuant to the applicable disclosure rules of the SEC in which (i) the Company or any of its subsidiaries was a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any director, director nominee, executive officer, a greater than 5% beneficial owner of the Company at the time of the applicable transaction, or any of their immediate family members, had a direct or indirect material interest.
BOARD OF DIRECTORS’ LEADERSHIP STRUCTURE
Chairman of the Board: Duties and Responsibilities	Lead Independent Director: Duties and Responsibilities

•
Presides over Board meetings

•
Approves agenda for Board meetings with input from the Lead Independent Director

•
Facilitates and participates in formal and informal communications with and among directors

•
Calls special meetings of the Board

•
Presides over stockholder meetings

•
Presides over all Board meetings at which the Chairman is not present

•
Solicits agenda items from non-management directors, reviews Board meeting agenda, and provides input to the Chairman on agenda and Board materials

•
Calls meetings of non-management directors and, as appropriate, sets the agenda

•
Presides over meetings and executive sessions of non-management directors

•
Acts as liaison between the Chairman and the directors and facilitates communication among the full Board

•
Reviews stockholder communications directed to the Board and takes appropriate action

•
Retains outside advisors and consultants, who report directly to the Board on Board-wide issues

2024 PROXY STATEMENT   19

Chairman of the Board
The Board believes having a combined Chairman/Chief Executive Officer and a Lead Independent Director, who have the duties described above, best serve the interests of our stockholders because this structure provides an appropriate balance between strategy development and independent oversight of management.
Mr. Jorden began serving as Chief Executive Officer and President of the Company effective October 1, 2021. The Board appointed Mr. Jorden as Chairman of the Board effective January 1, 2023.
Our Corporate Governance Guidelines contain strong checks and balances regarding the roles, or combined roles, of Chief Executive Officer and Chairman. Those provisions include the requirement that only non-employee directors serve on committees of the Board (other than the Executive Committee), and the requirement that a majority of the directors be independent, as discussed above under “Director Independence.” All of our directors, other than Mr. Dinges and Mr. Jorden, are independent.
Lead Independent Director
The Chairman is joined in the leadership of the Board by our Lead Independent Director, who ordinarily is nominated by the Governance and Social Responsibility Committee and elected by the non-employee directors. Pursuant to the Merger Agreement, the Company agreed that, until the Company’s 2024 annual meeting of stockholders, the Board shall have a lead independent director who shall be (i) a continuing Cimarex director at any time when the Chairman of the Board is a continuing Cabot director and (ii) a continuing Cabot director at times when the Chairman of the Board is a continuing Cimarex director. Pursuant to this arrangement, the Board appointed Mr. Boswell, a continuing Cabot director, as Lead Independent Director effective January 1, 2023 concurrent with Mr. Jorden’s appointment as Chairman. Mr. Jorden is a continuing Cimarex director.
The Company believes that the Board’s leadership structure supports the risk oversight function of the Board, with the Chairman and Chief Executive Officer uniquely positioned to identify emerging risks, while the Lead Independent Director and Chairs of the Board’s Audit, Compensation, Governance and Social Responsibility, and Environment, Health & Safety Committees provide independent oversight of the Company’s risk management programs.
BOARD’S OVERSIGHT OF RISK MANAGEMENT
The Board has oversight responsibility for our enterprise risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across our operations, and foster a corporate culture of integrity and risk awareness. Our Board implements its risk oversight function both as a whole body and through delegation to Board committees, which meet regularly and report back to the Board. Consistent with this approach, one of the Board’s and Board committees’ primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks.
While the Board and its committees oversee risk management, management is responsible for managing risk. Throughout the year, the Board and the relevant Board committees receive updates from members of management responsible for various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to litigation, regulation, cybersecurity, safety, sustainability, human capital management, including diversity, equity and inclusion, and commodity prices. The Board receives updates through presentations, memos and other written materials, teleconferences, and other appropriate means of communication, with numerous opportunities for discussion and feedback, and continuously evaluates its approach in addressing top risks as circumstances evolve.
The Board also receives periodic updates from external experts and advisers on trends and conditions that may impact our strategy and financial performance, including political issues, labor or oil and gas market trends, and digitalization. For example, the Audit Committee assessed the benefits of outsourcing our internal audit function and selected KPMG LLP (“KPMG”) to provide these services. KPMG conducts an annual process of assessing major risks, including management interviews, and presents and discusses its conclusions with the Audit Committee and management to help identify areas of concern and to develop the internal audit plan. The Audit Committee also reviews with management and our internal auditors our major financial exposures and steps management has take to monitor and address such exposures.
In evaluating top risks, the Board and management consider short-, medium-, and long-term potential impacts on our business, financial condition, and results of operations, and considers the risk horizon when prioritizing our risk mitigation efforts. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Therefore, our risk oversight processes and disclosure controls and procedures are designed to appropriately escalate key risks to the Board or the appropriate Board committee for their consideration.
20   COTERRA ENERGY

The Board has tasked designated committees of the Board with oversight of certain categories of risk management, and the committees report to the Board regularly on these matters. Information on each of the Board’s standing committees as of the date hereof is discussed below.
Information on Standing Committees of the Board
The charters of Board committees can be found on our website at www.coterra.com. The following is a summary of the composition of each of the standing committees during 2023 and through the date of this proxy statement:
Committees	Independent?	2023 Meetings	Dinges	Jorden	Ables	Boswell	Brock	Eckley	Helmerich	Stewart	Watts	Vallejo
Audit	Yes	4
Compensation	Yes	6
Environment, Health & Safety	Yes	4
Governance & Social Responsibility	Yes	4
Executive	No	0
   COMMITTEE CHAIR OR CO-CHAIR
   MEMBER OF COMMITTEE
Audit Committee
The primary purposes of the Audit Committee are to assist the Board in overseeing:
•
The integrity of our financial statements;

•
Our compliance with legal and regulatory requirements;

•
The independence, qualifications and performance of our independent auditors, including the compensation, retention and oversight of the work of the independent auditor; and

•
The performance of our internal audit function.

The Audit Committee’s duties and responsibilities include reviewing our annual process of estimating and reporting quantities of oil and gas reserves with management and our independent petroleum engineering consulting firm(s). Additionally, the Audit Committee is responsible for reviewing and discussing with management and our internal auditor our cybersecurity and information security risks, including the nature of threats, defense and detection capabilities, incident response plans and employee training activities, among others, as applicable.
The Audit Committee Charter provides that the Audit Committee shall pre-approve all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC. In accordance with its charter, the Audit Committee has delegated to its Chair, and in the absence or unavailability of the Chair to each other member of the Audit Committee, the authority to grant pre-approvals of audit and permissible non-audit services to be performed by the independent auditors. Decisions of a member to pre-approve audit and permissible non-audit services must be reported to the full Audit Committee at its next scheduled meeting.
Each member of the Audit Committee satisfies the financial literacy and independence requirements of the NYSE listing standards. The Board has also determined that each member of the Audit Committee meets the requirements of an “audit committee financial expert” as defined by the SEC.
2024 PROXY STATEMENT   21

Compensation Committee
The primary purposes of the Compensation Committee are to:
•
Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, subject to ratification by the Board, the Chief Executive Officer’s compensation level based on this evaluation;

•
Review, determine and approve the other executive officers’ compensation;

•
Make recommendations to the Board with respect to incentive-based compensation and equity-based plans that are subject to approval by the Board; and

•
Prepare certain disclosures under the Exchange Act.

The Compensation Committee also reviews and makes recommendations to the Board with respect to succession planning and development of executive officers, as appropriate, as well as the compensation of non-employee directors.
Environment, Health & Safety Committee
The primary purposes of the Environment, Health & Safety Committee are to assist the Board in providing oversight and support of our policies, programs and initiatives on the environment, health and safety. Among other things, the Environment, Health & Safety Committee:
•
Oversees our climate change and sustainability policies and programs, including reporting and public disclosure;

•
Monitors environmental matters and trends in such matters that affect our activities and performance;

•
Reviews our compliance with environmental, health and safety laws and regulations, including:

◦
management of and responses to environmental investigations, releases or remediations;

◦
our safety performance, including reports of incidents, statistics and legal actions or investigations, as well our responses to the same;

◦
our management of and responses to pending legislative and regulatory efforts likely to significantly affect our business;

◦
our projects and operations and initiatives and training designed to improve environmental, health and safety performance; and

◦
our efforts to gather data and communicate externally regarding our environmental, health and safety and sustainability initiatives and outcomes.

•
Consults with the Board and internal and external advisors regarding the management of our environmental, health and safety programs, including trends in environmental compliance and the economic effect thereof; and

•
Oversees and reviews all other external disclosures regarding our environmental, health and safety and sustainability data and programs and outcomes.

The Environment, Health & Safety Committee also reviews comparisons of our safety performance with established benchmarks, such as the Bureau of Labor Statistics, American Exploration and Production Council and the Independent Producers EHS Managers Forum. This allows the Board to assess safety performance on a regular basis and provides a governance structure to oversee that our programs are effective and provide a safe working environment for our employees.
Governance and Social Responsibility Committee
The primary purposes of the Governance and Social Responsibility Committee are to:
•
Oversee and assist the Board with our efforts for socially responsible operations, programs and initiatives not otherwise delegated to another committee of the Board and the reporting or public disclosure of such efforts;

•
Identify qualified individuals to become Board members (consistent with the criteria approved by the Board) and assist the Board in determining the composition of the Board and its committees, including by recommending to the Board director nominees for the next annual meeting of stockholders;

•
Oversee the annual evaluation of the performance and effectiveness of the Board and its committees;

•
Develop and recommend to the Board our Corporate Governance Guidelines; and

22   COTERRA ENERGY

•
Take a leadership role in shaping our corporate governance.

In accordance with its charter, the Governance and Social Responsibility Committee has adopted minimum criteria for Board membership, which are discussed in more detail at “Director Nominations and Qualifications” above.
Our Governance and Social Responsibility Committee, in cooperation with our Compensation Committee, provides ultimate oversight over diversity, equity and inclusion.
Executive Committee
The Executive Committee exercises the power and authority of the Board of Directors in the event action is needed between regularly scheduled Board meetings and a meeting of the full Board is deemed unnecessary, except as limited by our bylaws or applicable law. The Executive Committee did not meet during 2023.
MEETINGS AND ATTENDANCE
The Board of Directors met seven times during 2023. All directors attended at least 75 percent of the meetings of the Board of Directors and of the committees on which they served that were held during the period that the directors served.
We expect all of our directors to attend the Company’s annual meeting of stockholders. In 2023, all of our directors attended the annual meeting.
DIRECTOR ORIENTATION AND CONTINUING EDUCATION
Each new director undergoes an orientation program upon joining the Board. The program adopted by the Company includes in-person meetings with the Chief Executive Officer and other key officers to discuss our business and strategy, review of a comprehensive director handbook that encompasses all Board policies and procedures and corporate documents, access to the Board’s portal containing all past Board meeting materials and a briefing by the Corporate Secretary as to the legal requirements and obligations of Board membership. New directors are invited attend Board committee meetings for committees on which they do not serve for a period of time to familiarize themselves with the areas of responsibility of each committee.
Directors are encouraged to pursue continuing education opportunities for directors of public companies, generally, and the Company will reimburse directors for reasonable expenses incurred in connection with one such continuing education program each year. Ms. Stewart, our former Lead Independent Director and current Chair of the Environmental, Health & Safety Committee, and Ms. Vallejo, Co-Chair of the Governance and Social Responsibility Committee, received the National Association of Corporate Directors Director Certification, or NACD.DC, in 2021. NACD.DC is the premier director designation available in the United States and consists of three components: study and education, an exam and ongoing professional development in the field of corporate governance. Ms. Vallejo also earned the CERT Certificate in Cyber-Risk Oversight from Carnegie-Mellon University in 2023.
CODE OF BUSINESS CONDUCT AND ETHICS
Every director, officer and employee of the Company and its subsidiaries is required to comply with our Code of Business Conduct and Ethics, or Code of Conduct. The Code of Conduct is a guideline that helps to promote honest and ethical conduct and compliance with the law. We provide Code of Conduct training at time of hire and on an annual basis thereafter, which training may include anti-harassment, anti-discrimination, inclusion, and workforce management training. Any suspected violations of applicable laws, rules or regulations, or the Code of Conduct, or any unethical business practices may be reported through use of our confidential hotline at (877) 813-9101 or online at www.coterra.ethicspoint.com. The full text of the Code of Conduct can be found on the Company’s website at www.coterra.com.
Any waiver of the Code of Conduct for non-executive officers or employees may be granted by the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer, or Chief Human Resources Officer. Any waiver of the Code of Conduct for directors or executive officers may be granted only by the Board of Directors or by the Governance and Social Responsibility Committee, subject to the disclosure and other provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of the NYSE. If a waiver is granted to a director or executive officer, the notice of the waiver shall be posted on the Company’s website, www.coterra.com, within four business days of the vote by the Board of Directors or shall be otherwise disclosed as required by applicable law or NYSE rules. Notices of waivers posted on the website shall remain there for a period of 12 months and shall be retained in our files as required by law.
2024 PROXY STATEMENT   23

STOCKHOLDER ENGAGEMENT
We engage with our stockholders regularly throughout the year. The Governance and Social Responsibility Committee oversees our stockholder engagement program and receives regular reports from management on stockholder engagement and feedback. Our engagement program is designed to address questions and concerns, provide perspective on Company policies and practices, seek stockholder input and incorporate feedback, as appropriate. Our primary stockholder engagement opportunities in 2023 are identified below, and executive officers participated at all of the investor conferences and non-deal roadshows.
In 2023, in addition to our regular stockholder engagement efforts, we conducted dedicated stockholder outreach efforts related to two stockholder proposals included in the proxy statement for the 2023 annual meeting of stockholders. We contacted our 25 largest stockholders representing 68.9 percent of outstanding shares, received responses from 10 stockholders representing 45.9 percent of outstanding shares, and held calls with the nine who requested engagement representing 45.3 percent of outstanding shares. Following the results of the stockholder vote at the 2023 annual meeting of stockholders, and as a result of feedback received from our stockholders with respect to such proposals, we included additional disclosure in our 2023 Sustainability Report regarding the reliability of methane emission disclosures and joined the Oil and Gas Methane Partnership 2.0 (“OGMP 2.0”). The OGMP 2.0 has a framework that is dedicated to achieving reliable methane emission measurement, reporting, and mitigation. As part of OGMP 2.0, we plan to submit our 2023 methane emission estimates through their framework in second quarter 2024.
24   COTERRA ENERGY

PROPOSAL 2	TO AMEND AND RESTATE THE RESTATED CERTIFICATE OF INCORPORATION OF COTERRA ENERGY INC.
We are asking you to approve a proposal to amend and restate the Restated Certificate of Incorporation of Coterra Energy Inc. (the “Certificate of Incorporation”), in the form attached as Appendix A to this proxy statement (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation would amend the Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by Delaware law and to make certain non-substantive updates. The Board approved, subject to stockholder approval, and declared it advisable to recommend that stockholders approve, the Amended and Restated Certificate of Incorporation.
Purpose and Effect of the Amended and Restated Certificate of Incorporation
Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation.
Section 102(b)(7) of the DGCL, as amended, only permits, and the Amended and Restated Certificate of Incorporation would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. In addition, as is currently the case with directors under the Certificate of Incorporation, the Amended and Restated Certificate of Incorporation would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. Article VII in the Certificate of Incorporation currently provides for the exculpation of directors but does not include a provision that allows for the exculpation of officers.
Overview of the Amended and Restated Certificate of Incorporation
As discussed above, Article VII in the Certificate of Incorporation currently provides for the exculpation of directors. This Proposal 2 requests that stockholders approve the Amended and Restated Certificate of Incorporation to extend the exculpation provision to certain of our officers as permitted by DGCL Section 102(b)(7), as amended, by adding a new paragraph to Article VII of the Certificate of Incorporation as follows:
“An officer of the Corporation shall not be personally liable to the Corporation or its stockholder or stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholder or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) for any action by or in the right of the Corporation. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article VII by the stockholder or stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of an officer of the Corporation existing at the time of such repeal or modification.”
This Proposal 2 also requests that stockholders approve the Amended and Restated Certificate of Incorporation to make certain non-substantive updates. The text of the Amended and Restated Certificate of Incorporation is attached as Appendix A to this proxy statement. Modifications reflecting the extension of exculpation to certain officers of the Company as permitted by Delaware law and certain non-substantive updates are indicated by double underlining in Appendix A to this proxy statement.
Reasons for the Amended and Restated Certificate of Incorporation
The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with corporations. As with directors, officers frequently must make decisions
2024 PROXY STATEMENT   25

in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. This is especially the case in the current litigious environment where stockholder plaintiffs have employed a tactic of bringing certain claims against officers that would otherwise be exculpated if brought against directors to avoid dismissal of such claims. The Amended and Restated Certificate of Incorporation would align the protections for our officers with those protections currently afforded to our directors.
In addition, the Board believes the Amended and Restated Certificate of Incorporation would better position the Company to attract top officer candidates. In the absence of this exculpatory protection, qualified officers might be deterred from serving as officers of the Company due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit.
The stockholders of many of our peers have already adopted exculpation clauses that limit the personal liability of officers in their certificates of incorporation and failing to adopt the Amended and Restated Certificate of Incorporation could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
The Board also considered the narrow class and type of claims from which such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), as amended, the limited number of our officers that would be impacted, and the benefits the Board believes would accrue to the Company by providing exculpation in accordance with DGCL Section 102(b)(7), as amended, including the ability to further enable our officers to best exercise their business judgment in furtherance of stockholder interests.
After weighing these considerations, upon the recommendation of the Governance and Social Responsibility Committee, the Board approved and declared it advisable to adopt, subject to stockholder approval, the Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by Delaware law and to make certain unrelated, non-substantive updates.
Additional Information
If Proposal 2 is not approved by our stockholders at the annual meeting, then the Amended and Restated Certificate of Incorporation will not be approved and will not be implemented or become effective. The vote on the Amended and Restated Certificate of Incorporation is binding. Approval of Proposal 2 will constitute approval of the Amended and Restated Certificate of Incorporation, as set forth in Appendix A to this proxy statement. Other than the addition of a new paragraph to Article VII of the Certificate of Incorporation as set forth above and certain non-substantive updates to the Certificate of Incorporation, in each case as set forth in Appendix A, the remainder of the Certificate of Incorporation will remain unchanged after effectiveness of the Amended and Restated Certificate of Incorporation.
If Proposal 2 is approved, the Company intends to file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval, and the Amended and Restated Certificate of Incorporation will become effective at the time of that filing. The Board may, at any time prior to the effectiveness of the Amended and Restated Certificate of Incorporation, abandon the Amended and Restated Certificate of Incorporation without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained).
Required Vote
Approval of the Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter. Abstentions and broker non-votes will have the effect of votes against this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COTERRA ENERGY INC. TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW AND TO MAKE CERTAIN NON-SUBSTANTIVE UPDATES.

26   COTERRA ENERGY

COMPENSATION
PROPOSAL 3	TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the stockholders of the Company are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers. The vote on this Proposal 3 is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. At the 2023 annual meeting, our stockholders approved our proposal to provide you this opportunity on an annual basis.
As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to:
•
Align executive compensation with our business strategy;

•
Encourage management to create sustained value for the stockholders while managing inherent business risks;

•
Attract, retain, and engage talented executives; and

•
Support a long-term performance-based culture throughout the Company.

We urge you to read the “Compensation Discussion and Analysis” and “Compensation Tables” sections on pages 28 to 56 so that you have an understanding of our executive compensation philosophy, policies and practices.
The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. The next say-on-pay vote will occur at the 2025 annual meeting of stockholders.
Required Vote
The advisory vote regarding the compensation of the named executive officers described in this Proposal 3 will be approved if holders of a majority of the voting power of the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal vote in favor of the proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
2024 PROXY STATEMENT   27

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our compensation philosophy, objectives, policies and practices in place during 2023 with respect to the compensation of our named executive officers. For 2023 our named executive officers included the following executive officers serving at the end of 2023:
Thomas E. Jorden	Chief Executive Officer and President
Shannon E. Young III	Executive Vice President and Chief Financial Officer
Stephen P. Bell	Executive Vice President—Business Development
Blake A. Sirgo	Senior Vice President—Operations
Kevin W. Smith	Vice President and Chief Technology Officer
Additionally, our named executive officers for 2023 include Scott C. Schroeder, our former Executive Vice President and Chief Financial Officer, and Christopher H. Clason, our former Senior Vice President and Chief Human Resource Officer.
BUSINESS CONTEXT
One Coterra
Over the last two years, we embarked on a transformative journey with a key theme: “One Coterra.” This theme served as the guiding principle for the successful integration of two companies following the strategic merger of Cimarex and Cabot. During the subsequent integration, we have experienced planned executive transitions and implemented expected succession plans, with key leaders stepping into pivotal roles to drive our unified vision forward.
In line with our commitment to fostering a cohesive and high-performing organization, we realigned the LTI program to reflect competitive market practices, ensuring that executives are aligned and motivated toward the common goal of “One Coterra.”
Furthermore, recognizing the critical role of stability and continuity in executing our ambitious business plan, our Board of Directors renewed Mr. Jorden’s employment agreement and entered into an agreement with Mr. Bell memorializing certain future compensatory rights in consideration for Mr. Bell’s agreement to not terminate his employment for good reason under his legacy Cimarex severance compensation agreement. These strategic decisions underscore our commitment to the “One Coterra” vision, ensuring strong leadership and unified direction as we continue to pursue our objective of exceeding stockholder expectations. Our proactive approach to these critical aspects of our business reinforces our dedication to long-term growth and value creation.
DELIVERING VALUE TO STOCKHOLDERS
Over the prior three years, we delivered substantial value to our stockholders, evidenced by a +90% total stockholder return (“TSR”) from the beginning of 2021 to the end of 2023, while maintaining market competitive Chief Executive Officer pay.
(1)
Based on the total compensation paid to Mr. Jorden as reported in the Summary Compensation Table.

28   COTERRA ENERGY

OUR COMPENSATION PHILOSOPHY
Our Pay is Aligned with Our Performance
Our executive compensation program is designed to attract, retain, and engage highly qualified executives and to capture value for stockholders. The primary objectives of our compensation program are:
•
To align executive compensation with our business strategy;

•
To attract, retain, and engage talented executives;

•
To encourage management to create sustained value for the stockholders while managing inherent business risks; and

•
To support a long-term performance-based culture throughout the Company.

ANNUAL SAY ON PAY ADVISORY VOTE
We Value Stockholders’ Perspective on Executive Pay Programs
At the 2023 annual meeting of stockholders, approximately 96 percent of the votes cast were in favor of our 2022 executive compensation programs. The Compensation Committee recognized the support received from our stockholders and viewed the results as a confirmation of our executive compensation programs and policies. The Compensation Committee will maintain the practice of assessing stockholder votes and feedback when developing our executive compensation programs.
OUR COMPENSATION PRACTICES AND DESIGN
Our Executive Compensation Program Follows Best Practices
What we do:
Include emissions reduction target metrics within the short-term incentive program
Grant at least half of the value of annual LTI in the form of performance-based awards
Relative TSR performance awards require above median performance for target payout and cap payout at target if TSR is negative over the performance period
Short-term incentive compensation based on disclosed performance metrics (with payout caps) including operational, financial and returns metrics
Provide for “double trigger” cash payouts in change-in-control agreements
Maintain substantial stock ownership and retention requirements for executive officers and directors
Maintain a clawback policy
Hold an annual advisory “say-on-pay” vote
Have only independent directors on Compensation Committee
Use an independent compensation consultant
What we don’t do:
No vesting periods of less than three years for equity awards issued in 2023, other than pro-rata vesting for transitioning officers
No payout above target on LTI performance shares if TSR is negative during performance period
No hedging or pledging of company stock by executive officers or directors
No tax gross-ups
No re-pricing or discounting of options or stock appreciation rights
No performance metrics that would encourage excessive risk-taking

2024 PROXY STATEMENT   29

Our Compensation Program is Designed to Support our Compensation Philosophy
Chief Executive Officer	Other Named Executive Officers

Element	Form and Timing	Purpose	Determination Considerations
Base Salary	Paid in cash throughout the year	Compensate competitively for position, experience, and expertise	In aggregate, determined using the compensation peer group median for reference, taking into account the competitive environment, as well as the experience and scope of each executive.
Annual Cash Incentive Awards	Paid in cash after the year has ended and performance has been measured	Motivate and reward achievement of results against a set of business goals and individual contribution	Opportunities are established as a percentage of base salary and are targeted to approximate average industry cash incentive percentage levels for comparable executive positions as well as executive team alignment. Annual payout is determined by comparing actual performance during prior year to established performance metrics and goals. The Compensation Committee retains authority to exercise discretion in determining the total cash incentive pool.
Long-Term Incentive Awards
50 percent relative TSR performance shares payable in stock (and cash for achievement over target)
Granted in Q1 to align with business plan and performance period. Cliff vest three years from the grant date
Promote alignment of executive decisions with stockholder interests through performance awards based on the Company’s stock performance relative to a peer group over a three-year performance period
The value of performance-based equity awards is based on individual and Company circumstances including executives performing multiple roles and a smaller executive team than peers. Payout for TSR performance awards up to 200 percent for top performance, with a payout cap at target in the event TSR is negative.

	50 percent time-based restricted share units payable in stock Granted in Q1. Cliff vest three years from the grant date	Aligns interests of executives and stockholders while promoting retention	The value of time-based equity awards granted to executive officers, in aggregate, is generally targeted at competitive pay levels using the median of the peer group for reference, although individual and Company circumstances may influence the award amounts.
30   COTERRA ENERGY

2023 PERFORMANCE-BASED COMPENSATION
Our Incentive Compensation Programs Align Corporate Strategy Through Thoughtful Performance Metric Selection
Annual Cash Incentive Bonus Program	Why the Metric is Important
45% Economic Performance (PVI-10)	Including the economic performance of our annual drilling program reflects our commitment to stockholder value creation. By consistently monitoring and improving the PVI of our drilling program we ensure that our capital investments are optimized.
20% Annual Production Guidance	Consistently meeting or exceeding annual production guidance demonstrates credibility, operational excellence, and the quality of our assets. It provides confidence to investors that we can execute projects and effectively mitigate risk.
20% Annual Budget Guidance	Including our capital budget reflects our commitment to financial discipline, operational efficiency, and responsible stewardship of stockholder capital. It reinforces our commitment to delivering on our promises.
5% Green House Gas (“GHG”) Intensity 5% Methane Intensity 5% Flare Intensity	Including reductions to GHG intensity, methane intensity, and flare intensity reflects our commitment to the responsible development of oil and natural gas.
Long-Term Incentive Program	Why the Metric is Important
50% Relative TSR (3-year performance period)	Relative comparison of TSR versus peers over a three-year period provides alignment between executive pay and stockholder experience.
50% Time-Based RSUs (3-year cliff vesting)	Increased weighting from 40 percent to 50 percent in 2023 to enhance and promote retention of executives. Providing full vesting on the third anniversary of grant provides greater alignment with long-term stockholders.
Our Incentive Program Payouts are Aligned with Performance Outcomes
Determination of 2023 Annual Cash Incentive Metric Achievement
The following table provides details of the level of achievement of the 2023 annual cash incentive performance metrics reviewed and approved by the Compensation Committee on February 20, 2024.
2024 PROXY STATEMENT   31

	Goals					2023 Results
Metrics	Weight	Threshold (50%)	Target (100%)	Stretch (200%)	Financial/ Operational Results	Comments	Funding	Weighted Funding
Economic Performance (PVI-10)(1)						The PVI-10 of our 2023 drilling program was 1.65, exceeding our target goal of 1.50 (fully burdened for drilling, completion, facilities, infrastructure, land, and overhead costs). This result was primarily driven by strong economic returns in the Permian Basin.	130%	59%
Annual Production Guidance (MBOE/day)						2023 annual production exceeded the upper end of our stretch goal of 648 MBOE/Day. This result was due to operational efficiencies that allowed us to turn new wells to production faster and stronger well performance.	200%	40%
Annual Budget Guidance (MM$)						The 2023 annual budget was in line with our target goal of $2,100MM. Savings from cost deflation were offset by additional costs related to operational issues.	96%	19%
Green House Gas Intensity (Metric Tons [MT] CO2e/MBOE)						2023 GHG intensity exceeded our stretch goal. This improvement was due to accelerating electric compressor installations.	200%	10%
Methane Intensity (MT CH4/MT CH4) (%)						2023 methane intensity exceeded our stretch goal. This result was primarily due to instrument air installations.	200%	10%
Flare Intensity (MMCF/MMCF) (%)						2023 flare intensity exceeded our stretch goal. We have continued to improve our flare management practices during curtailment events.	200%	10%
TOTAL	100%					TOTAL STI SCORE YTD		148%

(1)
For 2023 annual cash incentive performance metric purposes, PVI-10 is not a measure calculated in accordance with generally accepted accounting principles (GAAP) and is not based on any standardized methodology prescribed by GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. PVI-10 is not calculated from Coterra’s financial statements and should be considered in addition to, and not as a substitute for, other financial measures prepared in accordance with GAAP. It is a present value index discounted at 10%, calculated by dividing the net present value of certain cash flows by the present value of capital investments plus a constant value.

32   COTERRA ENERGY

Relative TSR Performance Shares
Our outstanding performance-based awards (awards granted in 2022 and 2023) are based on Relative TSR performance and measured over a three-year performance period using the following scale:
Payout Level	Relative TSR Performance (Percentile Rank v. TSR Peers)	Performance Shares Earned
Maximum	Greater than or equal to the 90th percentile	200%
Target	55th percentile	100%
Threshold	Greater than or equal to the 30th percentile	50%
Less than Threshold	Less than the 30th percentile	0%
Negative TSR Payout Cap at Target: If the Company’s TSR for the performance period is negative, then the “Performance Shares Earned,” as calculated in the above table, will not exceed 100 percent, regardless of the Company’s actual percentile ranking.
Relative TSR Peers: Compensation peer companies plus two indices: the SPDR S&P Oil and Gas Exploration and Production ETF Index; and the S&P 500 Industrials Index.
Payout Form to Limit Dilution: To allow for payouts in excess of target without excessive dilution or the need to reserve shares in excess of target, all payouts in excess of 100 percent of target are to be paid in the cash value of the shares.
2023 COMPENSATION DECISIONS
The following summarizes the 2023 compensation decisions and target compensation levels for each named executive officer, except Mr. Young, who commenced employment with the Company in July 2023 and in connection therewith (i) became eligible to participate in the Company’s annual cash incentive bonus program, with a target bonus equal to 100% of his base salary ($620,000), and (ii) received (a) a one-time restricted stock unit grant with a target grant value of $2,000,000, (b) a one-time performance stock grant with a target grant value of $2,000,000 and (c) a one-time cash payment of $100,000.
Thomas E. Jorden | Chief Executive Officer and President
Mr. Jorden became our Chief Executive Officer and President in 2021 following the merger of Cimarex and Cabot and was appointed as Chairman of the Board effective January 1, 2023.
The Compensation Committee made no changes to Mr. Jorden’s target compensation for 2023 based on competitive position to market and peer group.
The Company renewed Mr. Jorden’s employment letter agreement effective October 2023, which included an increase in Mr. Jorden’s Base Salary and Target Bonus, effective
January 1, 2024. Details of the terms of Mr. Jorden’s renewed employment letter agreement are provided at the end of this section.
($ thousands)	2022	2023	% Change
Base Salary	$1,125	$1,125	0%
Target Bonus (% of Salary)	130%	130%	0%
Target LTI Grant Value	$10,000	$10,000	0%
Total Target Compensation	$12,588	$12,588	0%

Stephen P. Bell | Executive Vice President—Business Development
Mr. Bell became our Executive Vice President—Business Development in 2021 following the merger of Cimarex and Cabot.
The Compensation Committee increased his base salary in 2023 by 5 percent. No other changes were made to Mr. Bell’s target compensation for 2023.
In August 2023, the Company and Mr. Bell entered into a letter agreement that memorialized the terms of Mr. Bell’s 2024 and 2025 Target LTI Grant Value. Additional details about this agreement are provided at the end of this section.
($ thousands)	2022	2023	% Change
Base Salary	$554	$582	5%
Target Bonus (% of Salary)	100%	100%	0%
Target LTI Grant Value	$3,000	$3,000	0%
Total Target Compensation	$4,108	$4,164	1%

2024 PROXY STATEMENT   33

Blake A. Sirgo | Senior Vice President—Operations
Mr. Sirgo became our Senior Vice President—Operations in October of 2022.
As a result of the promotion to his current executive role, the Compensation Committee increased his base salary in 2023 by 5 percent and his LTI grant value by 35 percent.
($ thousands)	2022	2023	% Change
Base Salary	$435	$456	5%
Target Bonus (% of Salary)	100%	100%	0%
Target LTI Grant Value	$1,000	$1,350	35%
Total Target Compensation	$1,870	$2,262	21%

Kevin W. Smith | Vice President and Chief Technology Officer
Mr. Smith became our Vice President and Chief Technology Officer in 2021 following the merger of Cimarex and Cabot.
The Compensation Committee increased his base salary in 2023 by 7.5 percent and increased his LTI grant value by 35 percent based on market competitiveness for his role.
($ thousands)	2022	2023	% Change
Base Salary	$400	$430	7.5%
Target Bonus (% of Salary)	100%	100%	0%
Target LTI Grant Value	$1,000	$1,350	35%
Total Target Compensation	$1,800	$2,210	23%

Scott C. Schroeder | Former Executive Vice President and Chief Financial Officer
Mr. Schroeder served as our Executive Vice President and Chief Financial Officer from the completion of the merger in 2021 until the appointment of his successor on July 6, 2023, at which time he transitioned to Special Advisor to the Chief Executive Officer. He retired effective September 30, 2023.
The Compensation Committee increased his base salary in 2023 by 5 percent. No other changes were made to Mr. Schroeder’s target compensation for 2023.
($ thousands)	2022	2023	% Change
Base Salary	$667	$700	5%
Target Bonus (% of Salary)	110%	110%	0%
Target LTI Grant Value	$4,150	$4,150	0%
Total Target Compensation	$5,551	$5,620	1%

Christopher H. Clason | Former Senior Vice President and Chief Human Resource Officer
Mr. Clason served as our Senior Vice President and Chief Human Resource Officer from October 2021 following the merger of Cimarex and Cabot until the appointment of his successor on July 10, 2023, at which time he transitioned to Special Advisor to the Chief Executive Officer. Mr. Clason separated from the Company in September 2023. Additional details about the payments and benefits Mr. Clason received in connection with his separation are provided under “Change in Control and Severance Agreements and Other Termination Payments” below.
The Compensation Committee increased his base salary in 2023 by 5 percent. No other changes were made to Mr. Clason’s target compensation for 2023.
($ thousands)	2022	2023	% Change
Base Salary	$483	$507	5%
Target Bonus (% of Salary)	100%	100%	0%
Target LTI Grant Value	$2,000	$2,000	0%
Total Target Compensation	$2,966	$3,014	2%

34   COTERRA ENERGY

2023 Annual Cash Incentive Awards
As noted in the table above under “Determination of Annual Cash Incentive Metric Achievement,” the Compensation Committee determined that the level of achievement for annual cash incentive payouts was 148 percent of target. In addition to such outcome, the Compensation Committee considered Mr. Jorden’s recommendations to the Compensation Committee regarding each executive officer other than himself. After fulsome discussion with all independent directors in executive session, and notwithstanding the actual cash incentive metric achievement, the Compensation Committee approved the following annual cash incentive awards for 2023:
	Target (% of salary)	Approved (% of Target)	Approved ($)
Thomas E. Jorden	130%	137%	2,000,000
Shannon E. Young III	100%	126%	780,000
Stephen P. Bell	100%	144%	840,000
Blake A. Sirgo	100%	138%	630,000
Kevin W. Smith	100%	145%	625,000
Due to Mr. Schroeder’s retirement and Mr. Clason’s separation, in each case, on September 30, 2023, neither Mr. Schroeder nor Mr. Clason earned a 2023 cash incentive award.
Renewed Employment Agreement with Mr. Jorden
In September 2023, the Board of Directors presented Mr. Jorden with an extended employment letter agreement (as extended, the “Jorden Letter Agreement”) pursuant to which Mr. Jorden will remain as Chief Executive Officer through October of 2026. The Board believes that Mr. Jorden’s leadership through the merger integration period has been exemplary and that, under his leadership, the performance of the Company has been strong with financial and operational results consistently exceeding expectations. Additionally, Mr. Jorden and the Board have spent considerable time reviewing and implementing succession plans for the roles from which several executive officers recently departed. The Board believes it is in the best interest of stockholders to ensure that Mr. Jorden’s leadership remain uninterrupted both for operational continuity and effective executive succession.
Pursuant to the terms of the Jorden Letter Agreement, Mr. Jorden’s base salary increased to $1,200,000 effective as of January 1, 2024; beginning in 2024, Mr. Jorden’s target annual cash incentive increased to 140 percent of his base salary; and Mr. Jorden will continue to receive annual long-term incentive awards with a target grant date value equal to $10 million. The severance provisions of the Jorden Employment Agreement remained unchanged and are discussed separately in “Potential Payments upon Termination or Change in Control” beginning on page 46 below.
Letter Agreement with Mr. Bell
In August 2023, the Company and Mr. Bell entered into a letter agreement memorializing the terms of Mr. Bell’s annual long-term incentive awards for each of calendar years 2024 and 2025. In exchange for Mr. Bell’s waiver of the right to assert good reason under his legacy Cimarex severance compensation agreement, the letter agreement with Mr. Bell provides that he will receive annual long-term incentive awards with a target grant date value equal to $4.5 million during each of calendar years 2024 and 2025, subject to his continued employment with the Company through the applicable grant date, except as discussed in “Potential Payments upon Termination or Change in Control” beginning on page 46 below. The awards are to be granted in the ordinary course and on the same terms as the annual long-term incentive awards granted to similarly situated executive officers at the applicable grant date. The Company entered into the letter agreement with Mr. Bell because it values the continuity of Mr. Bell’s continued leadership, especially during a time of several other executive successions.
Change in Control and Severance Agreements and Other Termination Payments
The Compensation Committee generally views the potential payments and benefits under change in control and severance agreements as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive other than elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation. The terms of the Company’s severance and compensation agreements are discussed separately in “Potential Payments upon Termination or Change in Control” beginning on page 46 below.
2024 PROXY STATEMENT   35

Mr. Clason resigned for good reason under his legacy Cimarex severance compensation agreement during the change in control protection period. The Company and Mr. Clason agreed that his separation date would be September 30, 2023, which would provide the Company with continuity of critical human resources functions and facilitate the integration of Mr. Clason’s successor, who commenced employment on July 10, 2023. In August 2023, in recognition of Mr. Clason’s efforts to ensure a seamless transition of the human resources function and other key projects he completed or agreed to complete prior to his separation, the Company amended Mr. Clason’s 2021, 2022 and 2023 equity award agreements to provide that a portion of such awards that would otherwise be forfeited in connection with his separation, would instead remain outstanding and eligible to vest in accordance with their terms, subject to his compliance with certain restrictive covenants. Additional details regarding the payments and benefits Mr. Clason received in connection with his separation are discussed separately in “Potential Payments upon Termination or Change in Control” beginning on page 46 below.
HOW WE SET EXECUTIVE COMPENSATION
Role of the Independent Compensation Consultant
The Compensation Committee engages an independent executive compensation consultant to provide information and objective advice regarding executive and non-employee director compensation. For 2023, the Compensation Committee continued its engagement of F.W. Cook as its independent executive compensation consultant. The Compensation Committee reviewed F.W. Cook’s independence in accordance with the six factors established by the NYSE and found it to be independent and without conflicts of interest in providing services to the Compensation Committee. F.W. Cook was engaged by the Compensation Committee and performed no services directly for management. Management does not retain the services of a compensation consultant.
Role of Executives in Establishing Compensation
Our Chief Executive Officer proposes changes to compensation for his direct reports, which the Compensation Committee considers when making decisions. The officer team proposes goals for incentive programs and offers performance data to aid the Compensation Committee in administering incentive compensation programs. The Compensation Committee has the ultimate say on all components of executive officer compensation. Our Chief Executive Officer does not recommend or participate in deliberations related to his own compensation.
Role of Market Data
F.W. Cook annually prepares a review of our executive officers’ compensation compared to similarly situated executive officers at peer companies, which is approved by the Compensation Committee. The number of publicly traded exploration and production companies has contracted because of M&A activity. As a result, the peer group includes twelve publicly traded exploration and production companies, with our market capitalization positioned at the 48th percentile at the time of approval.
The peer group used by the Compensation Committee in evaluating the competitiveness of executive compensation and making 2023 compensation decisions consisted of the following companies. The peer group remained unchanged compared to 2022, other than the removal of Continental Resources, which was taken private in the fourth quarter of 2022.
Antero Resources Corporation	EQT Corporation
APA Corporation	Hess Corporation
Chesapeake Energy Corporation	Marathon Oil Corporation
Devon Energy Corporation	Occidental Petroleum Corporation
Diamondback Energy, Inc.	Ovintiv Inc.
EOG Resources, Inc.	Pioneer Natural Resources Company
36   COTERRA ENERGY

RETIREMENT COMPENSATION AND OTHER BENEFITS
Coterra Retirement Savings Plan
The Coterra Energy Inc. Retirement Savings Plan, formerly known as the Cabot Oil & Gas Corporation Savings Investment Plan (the “Coterra 401(k) Plan”), is a tax-qualified retirement savings plan, or 401(k) plan, in which all employees, including the named executive officers, may participate. It allows participants to contribute up to 100 percent of their annual salary, or the limit prescribed by the Internal Revenue Service, on a pre-tax basis. We match 100 percent of the first six percent of a participant’s eligible pre-tax contribution. In addition, during 2023, the Company contributed 10 percent of salary and bonus of all eligible employees, including all named executive officers, into the Coterra 401(k) Plan (or into the nonqualified deferred compensation plan to the extent in excess of the qualified plan limits). Participants are 100 percent vested in the Company’s contributions after three years of service, vesting 33 percent in the first year, 66 percent in the second year and 100 percent in the third year. The Company’s contributions are approved annually by the Board of Directors.
Coterra Deferred Compensation Plan
The Coterra Energy Inc. Deferred Compensation Plan, formerly known as the Cabot Deferred Compensation Plan, provides supplemental retirement income benefits for our named executive officers, other officers and other key employees, through voluntary deferrals of salary and bonus. It also allows for the Company to provide the full 10 percent non-elective contribution when contributions of the matching amount cannot be made to the Coterra 401(k) Plan due to federal income tax limitations. The plan allows the officers to defer the receipt and taxation of income until retirement from the Company. We make no additional contributions to, nor do we pay in excess of market interest rates on, the deferred compensation plan. Amounts deferred by an officer under the deferred compensation plan are held and invested by the Company in various mutual funds and other investment options selected by the officer at the time of deferral. For additional information about the deferred compensation plan, including the investment options and the manner of distributions, see “Nonqualified Deferred Compensation” on page 44 below.
Personal Benefits and Perquisites
The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to the named executive officers. In 2023 we provided the named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable, consistent with the overall compensation program, promote a healthy and productive workforce and provide protection to the organization. In 2023, the named executive officers were provided a Company-paid medical examination for the named executive officer, financial, tax and estate planning, supplemental life insurance to bridge certain coverage limitations under our standard policies (consistent for all employees of two times annual earnings up to $1.5 million), and spouse travel to certain business meetings. The aggregate cost to the Company of the perquisites and personal benefits described above for the named executive officers for 2023 are included under “All Other Compensation” in the Summary Compensation Table below.
Other Compensation Policies
We offer all our employees, including the named executive officers, industry competitive benefits including medical, dental and vision benefits, salary continuation for short-term leave of absences and long-term disability plans, basic life and accident insurance and an employee assistance program. We offer a retirement program consisting of both qualified and nonqualified defined contribution savings plans and have a retirement policy pursuant to which certain equity awards may remain outstanding and eligible to vest following a qualifying retirement.
2024 PROXY STATEMENT   37

COMPENSATION GOVERNANCE
Meaningful Stock Ownership Guidelines
The Governance and Social Responsibility Committee and the Board of Directors have adopted the following stock ownership guidelines for our executive officers and directors.
Role	Stock Ownership Guideline
Chief Executive Officer	6× annual base salary
Other Executive Officers	3× annual base salary
Non-Employee Directors	5× annual cash retainer
Non-employee directors have five years from their initial election, and executive officers have three years from their initial appointment to their position, to comply with these guidelines. Unvested restricted stock and unvested restricted stock units may be counted in calculating ownership, but options and unvested performance-based awards may not be counted toward the ownership minimum. No sales will be approved if such sale would cause the executive officer’s holdings to go below the minimum required shares except where necessary to pay income taxes related to equity awards.
Clawback Policy
The Company has adopted a “clawback” policy that describes circumstances in which the Company will determine and recover erroneously awarded compensation received by current and former executive officers in connection with certain accounting restatements, regardless of fault or misconduct. Both cash and all types of equity compensation that are granted, earned or vested based wholly or in part upon the attainment of “financial reporting measures” that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, are covered by the clawback policy. The Compensation Committee believes that this clawback policy furthers the interests of the Company and stockholders in preventing an executive from being unjustly enriched through a financial restatement. The 2023 Plan, the Cabot Oil & Gas Corporation 2014 Incentive Plan, or Prior Cabot Plan, and the legacy Cimarex incentive plans provide that any award made pursuant to such plan be subject to any applicable clawback policy, so by accepting any award under those plans, each executive has agreed to be bound by the clawback policy.
Anti-Hedging Policy
We have a policy prohibiting directors and officers from speculative trading in Company securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. To our knowledge, all directors and executive officers are in compliance with the policy.
The Company’s policy also requires that all employees provide notice and obtain pre-approval before engaging in hedging activities in our stock and any such request for approval will only be considered with a valid justification.
Executive Compensation Business Risk Review
The ownership stake in the Company provided by our equity-based compensation, the extended vesting periods of these awards and our stock ownership guidelines are designed to align the interests of our named executive officers with our stockholders, maximize performance and promote executive retention. Management reviews all incentive and equity programs. At the same time, the Compensation Committee believes, with the concurrence of our independent consultant, that our executive compensation program does not encourage management to take unreasonable risks related to the Company’s business. The factors that support this conclusion are our focus on long-term incentive compensation, balanced long-term incentives, metric diversification, capped opportunities in our annual bonus plan and long-term incentives, and our stock ownership guidelines.
38   COTERRA ENERGY

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to compensation paid to each covered employee. While the Compensation Committee considers the deductibility of compensation in its decision making, the Compensation Committee implements compensation programs that it believes are competitive and attract and retain talented management, which the Compensation Committee believes is in the best interests of the Company and its stockholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
The Compensation Committee
Paul N. Eckley (Chair)
Amanda M. Brock
Hans Helmerich
Marcus A. Watts
February 20, 2024
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2023, the Compensation Committee was composed of the four independent directors listed above, none of whom is an employee or a current or former officer of the Company. Except as disclosed in “Governance—Board and Committee Governance—Director Independence” and “—Related Person Transactions” above, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or our Compensation Committee.
2024 PROXY STATEMENT   39

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for the year ended December 31, 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Thomas E. Jorden Chief Executive Officer and President	2023	1,125,000	—	11,071,724	—	$2,000,000	—	351,129	$14,547,853
	2022	1,103,366	—	12,554,661	—	1,462,500	—	182,870	15,303,397
	2021	301,673	—	10,000,000	—	—	—	760,266	11,061,939
Shannon E. Young III(4) Executive Vice President and Chief Financial Officer	2023	290,923	100,000	4,579,816	—	780,000	—	60,215	5,810,953
Stephen P. Bell Executive Vice President—Business Development	2023	577,692	—	3,321,502	—	840,000	—	200,636	4,939,830
	2022	543,346	—	3,459,843	—	690,000	—	80,250	4,773,439
	2021	149,154	—	3,000,000	—	—	—	—	3,149,154
Blake A. Sirgo(5) Senior Vice President— Operations	2023	452,769	—	1,494,694	—	630,000	—	160,124	2,737,587
Kevin W. Smith(5) Vice President—Chief Technology Officer	2023	425,385	—	1,494,694	—	625,000	—	165,830	2,710,909
Scott C. Schroeder Former Executive Vice President and Chief Financial Officer	2023	533,385	—	4,594,752	—	—	—	273,927	5,402,064
	2022	661,154	—	4,786,121	—	920,000	—	244,041	6,611,316
	2021	629,009	—	4,910,751	—	1,210,825	—	5,433,674	12,184,259
Christopher H. Clason(5) Former Senior Vice President and Chief Human Resources Officer	2023	386,308	—	6,173,615	—	—	—	169,830	6,729,752
	2022	470,173	—	2,306,569	—	600,000	—	82,005	3,458,747

(1)
The amounts in this column reflect the grant date fair value with respect to restricted stock units and performance share awards for the relevant fiscal year in accordance with FASB ASC Topic 718. For performance-based awards, the grant date fair value, including the liability component for cash payments over 100 percent of target, was valued using a Monte Carlo model and was based on probable performance at the time of grant. Assumptions used in the Monte Carlo model for the performance-based awards, as well as additional information regarding accounting for performance-based awards, are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K. The Monte Carlo model values are used solely for financial reporting purposes and are not used by the Compensation Committee when determining the number of shares underlying each award. When determining the number of shares underlying each performance-based award at target performance, the Compensation Committee divided the approved grant date value of the awards by the closing stock price on the date of grant. The grant date value of the 2023 performance-based awards, assuming maximum performance would have been as follows: Mr. Jorden $10,000,000; Mr. Young $4,000,000; Mr. Bell $3,000,000; Mr. Sirgo $1,350,000; Mr. Smith $1,350,000; Mr. Schroeder $4,150,000; and Mr. Clason $2,000,000.

In addition, for Mr. Clason in 2023, this amount includes $3,959,280 in incremental fair value, calculated in accordance with SEC disclosure guidance, related to the August 2023 modification of certain of Mr. Clason’s outstanding equity awards in connection with Mr. Clason’s separation, which remain outstanding, subject to his compliance with certain restrictive covenants. Such amounts do not reflect new equity grants.
(2)
The amounts in this column reflect cash incentive awards to the named executive officers. The 2023 cash incentive awards are discussed in detail above under “Compensation Discussion and Analysis.” Due to Mr. Schroeder’s retirement and Mr. Clason’s separation, in each case, on September 30, 2023, neither Mr. Schroeder nor Mr. Clason earned a 2023 cash incentive award. The amounts of Mr. Jorden’s and Mr. Bell’s 2021 annual bonus of $2,500,000 and $1,012,000, respectively, are is not reflected in the table above given that they were determined by the legacy Cimarex compensation committee prior to the Merger.

(3)
For all named executive officers, the amounts also include some or all of the following:

•
Company contributions to retirement savings and deferred compensation plans;

•
Premiums paid on executive term disability and life insurance;

•
Company matching gifts to qualified non-profit charitable and educational organizations and other charitable contributions;

•
Executive physical examination for the named executive officers; and

•
Financial tax, and estate planning expenses.

Amounts in this column do not include dividends paid on unvested restricted stock awards granted under the legacy Cimarex stock award agreement. The amount of dividends paid on unvested restricted stock awards in 2023 are: Mr. Jorden $1,560,870; Mr. Bell $231,735; Mr. Sirgo $57,185; Mr. Smith $57,185; and Mr. Clason $138,822.
Additionally, amounts in this column do not include Mr. Clason’s cash severance payments or benefits as Mr. Clason was required to execute and not revoke a release of claims to receive such payments and benefits and, as a result, Mr. Clason did not become entitled to receive such payments and benefits until 2024. The incremental fair value of the modifications made to Mr. Clason’s equity awards in connection with his separation are reported in the “Stock Awards” column in accordance with SEC guidance.
(4)
Mr. Young was appointed Executive Vice President and Chief Financial Officer in July 2023 and in connection therewith received a one-time cash payment of $100,000.

(5)
Messrs. Sirgo and Smith became named executive officers for the first time in 2023 and Mr. Clason became a named executive officer for the first time in 2022. In accordance with SEC guidance, compensation prior to the applicable year in which they became named executive officers is not included in the table.

40   COTERRA ENERGY

GRANTS OF PLAN-BASED AWARDS
The table below reports all grants of plan-based awards made to our named executive officers during 2023. All grants prior to May 4, 2023 were made under the Prior Cabot Plan. All grants after May 4, 2023 were made under the 2023 Plan.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas E. Jorden	02/21/2023	0	1,462,500	2,925,000
	02/21/2023				0	217,391	434,782				6,071,731
	02/21/2023							217,391			4,999,993
Shannon E. Young III	07/06/2023	0	620,000	1,240,000
	07/06/2023				0	81,030	162,060				2,568,651
	07/06/2023							81,030			2,011,165
Stephen P. Bell	02/21/2023	0	582,000	1,164,000
	02/21/2023				0	65,217	130,434				1,821,511
	02/21/2023							65,217			1,499,991
Blake A. Sirgo	02/21/2023		456,000	912,000
	02/21/2023	0			0	29,348	58,696				819,690
	02/21/2023							29,348			675,004
Kevin W. Smith	02/21/2023	0	430,000	860,000
	02/21/2023				0	29,348	58,696				819,690
	02/21/2023							29,348			675,004
Scott C. Schroeder	02/21/2023	0	770,000	1,540,000
	02/21/2023				0	90,217	180,434				2,519,761
	02/21/2023							90,217			2,074,991
Christopher H. Clason	02/21/2023	0	507,000	1,014,000
	02/21/2023				0	43,478	86,956				1,214,341
	02/21/2023							43,478			999,994
	08/03/2023(5)										3,959,280

(1)
Amounts shown represent the target and maximum annual cash incentive bonus possible payouts on the date indicated. The maximum amount is 200 percent of the target amount.

(2)
Amounts shown represent the target and maximum number of performance shares granted on the date indicated payable, if at all, on the basis of our TSR relative to our industry peer group over a three-year performance period. The maximum amount is 200 percent of the target amount and amounts earned in excess of 100 percent are to be paid in cash, rather than shares, based on the closing trading prices of a share of common stock on the last day of the performance period.

(3)
Amounts shown represent time-based restricted stock units that vest January 31, 2026.

(4)
Amounts shown reflect the aggregate grant date fair value of the TSR performance shares and time-based restricted stock units, as applicable, granted on the date indicated, as computed in accordance with ASC Topic 718. The TSR performance share awards were valued using a Monte Carlo model and the grant date fair value per share used for financial reporting purposes was $27.93 for shares granted on February 21, 2023 and $31.70 for shares granted on July 6, 2023. The grant date fair value per share of the time-based restricted stock units is based on the closing price of our common stock on the date of grant, or $23.00 for awards granted on February 21, 2023 and $24.82 for shares granted on July 6, 2023 (Mr. Young). Additional assumptions used in the Monte Carlo model for TSR performance shares and other assumptions used in the calculation of these amounts are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(5)
This amount shown in this row reflects the incremental fair value related to the modification of certain of Mr. Clason’s outstanding equity awards in connection with Mr. Clason’s separation, and does not reflect a new equity grant.

2024 PROXY STATEMENT   41

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below reports for each named executive officer outstanding equity awards at December 31, 2023, including, as applicable, their legacy Cimarex awards that were granted by Cimarex prior to the Merger and were assumed by Coterra and converted into Coterra awards on the effective time of the Merger.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Thomas E. Jorden	706,150	18,020,948	1,292,048	32,973,065
Shannon E. Young III	81,030	2,067,866	162,060	4,135,771
Stephen P. Bell	263,281	6,718,931	284,742	7,266,616
Blake A. Sirgo	95,369	2,433,817	110,132	2,810,569
Kevin W. Smith	95,369	2,433,817	110,132	2,810,569
Scott C. Schroeder	161,370	4,118,162	253,302	6,464,267
Christopher H. Clason	84,134	2,147,100	163,742	4,178,696

(1)
The amounts in this column reflect shares of restricted stock units as follows:

•
as to which restrictions lapse December 1, 2024: Mr. Jorden 488,759; Mr. Bell 146,628; Mr. Sirgo 48,876; Mr. Smith 48,876; and Mr. Clason 38,030;

•
as to which restrictions lapse on January 31, 2025: Mr. Bell 51,436; Mr. Sirgo 17,145; Mr. Smith 17,145; Mr. Schroeder 71,153; and Mr. Clason 15,669; and

•
as to which restrictions lapse on January 31, 2026: Mr. Jorden 217,391; Mr. Young 81,030; Mr. Bell 65,217; Mr. Sirgo 29,348; Mr. Smith 29,348; Mr. Schroeder 90,217; and Mr. Clason 30,435.

(2)
Market value is based on the closing price of our common stock on December 29, 2023 of $25.52 per share.

(3)
The amounts in this column reflect performance share and performance stock unit awards, as applicable, assuming the maximum level of performance (200 percent of the target amount) is achieved, as follows:

•
as to which the performance period ends January 31, 2025: Mr. Jorden 857,266; Mr. Bell 154,308; Mr. Sirgo 51,436; Mr. Smith 51,436; Mr. Schroeder 213,460; and Mr. Clason 102,872; and

•
as to which the performance period ends January 31, 2026: Mr. Jorden 434,782; Mr. Young 162,060; Mr. Bell 130,434; Mr. Sirgo 58,696; Mr. Smith 58,696; Mr. Schroeder 39,842; and Mr. Clason 60,870.

For awards granted in 2023, see “Compensation Discussion and Analysis—2023 Performance-Based Compensation” and the “Grants of Plan-Based Awards” table above for more information. The actual amount of these awards that will vest after the end of the applicable performance period will be based on the determination of the Company’s achievement of the performance criteria by the Compensation Committee.
42   COTERRA ENERGY

STOCK VESTED
The table below reports stock options that were exercised and performance shares that vested during 2023, including any legacy Cimarex awards that were granted by Cimarex prior to the Merger and were assumed by Coterra and converted into Coterra awards on the effective time of the Merger.
Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas E. Jorden	845,318(1)	22,096,613(2)
Shannon E. Young III	—	—
Stephen P. Bell	—	—
Blake A. Sirgo	—	—
Kevin W. Smith	—	—
Scott C. Schroeder	—	—
Christopher H. Clason	78,344(3)	2,119,205(4)

(1)
Represents the number of shares and value realized upon the vesting of a restricted stock award that was previously granted by Cimarex and converted on the closing of the Merger on October 1, 2021 to a Coterra award with the same vesting period.

(2)
These values were determined by multiplying the number of shares that vested by our common stock closing price on December 1, 2023 of $26.14 and do not indicate that there was a sale of these shares by the named executive officer.

(3)
Represents the number of shares and value realized upon the vesting of certain restricted stock awards in connection with Mr. Clason’s termination of employment on September 30, 2023. See “Compensation Discussion and Analysis—Change in Control and Severance Agreements and Other Termination Payments” on page 35 above and “Potential Payments upon Termination or Change in Control” beginning on page 46 below for more information.

(4)
These values were determined by multiplying the number of shares that vested by our common stock closing price on September 29, 2023 (the last trading day prior to Mr. Clason’s separation) of $27.05 and do not indicate that there was a sale of these shares by the named executive officer.

2024 PROXY STATEMENT   43

NONQUALIFIED DEFERRED COMPENSATION
The table below reports executive contributions, Company contributions, earnings, withdrawals/distributions and aggregate balances in the Coterra Energy Inc. Deferred Compensation Plan for 2023.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Thomas E. Jorden	112,500	229,200	64,433	—	546,249
Shannon E. Young III	—	6,092	93	—	6,185
Stephen P. Bell	—	109,704	7,002	—	116,706
Blake A. Sirgo	—	75,740	16,448	—	119,607
Kevin W. Smith	—	73,839	10,400	—	84,239
Scott C. Schroeder	—	127,881	605,268	(87,424)	14,904,570
Christopher H. Clason	—	86,709	(1,288)	(85,420)	0

(1)
Amounts reported in this column are included in the Summary Compensation Table as salary and non-equity incentive plan compensation, as applicable.

(2)
Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)
Amounts reported in this column are not included in the Summary Compensation Table.

(4)
Reflects contributions by our named executive officers, contributions by Coterra, and earnings on balances prior to January 1, 2023; plus, contributions by our named executive officers, contributions by Coterra, and earnings for the year ended December 31, 2023, less any distributions (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table for 2023 shown in notes 1 and 2 above).

The table below reports, earnings, withdrawals/distributions and aggregate balances in the legacy Cimarex Energy Co. Supplemental Savings Plan for 2023.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Thomas E. Jorden	—	—	4,320	—	29,634
Shannon E. Young III	—	—	—	—	—
Stephen P. Bell	—	—	909	—	11,507
Blake A. Sirgo	—	—	1,438	—	7,932
Kevin W. Smith	—	—	2,420	—	14,066
Scott C. Schroeder	—	—	—	—	—
Christopher H. Clason	—	—	59,600	—	465,487

(1)
Amounts reported in this column are not included in the Summary Compensation Table.

(2)
Reflects contributions by our named executive officers, contributions by Coterra, and earnings on balances prior to January 1, 2023; plus earnings for the year ended December 31, 2023, less any distributions (shown in the appropriate columns of this table).

Under the Coterra Energy Inc. Deferred Compensation Plan, up to 100 percent of salary and annual cash incentive bonus are permitted to be deferred into the deferred compensation plan, subject to payment of social security, Medicare, income taxes (on compensation not deferred) and employee benefit plan withholding requirements. Prior to June 1, 2008, TSR performance shares were permitted to be deferred into such deferred compensation plan. The Company also makes contributions to make up for certain matching and profit-sharing contributions which, due to U.S. Internal Revenue Service limitations, cannot be contributed to the Coterra 401(k) Plan. Earnings on the deferred balances are determined by the executive’s investment selections at the time of deferral. The Company holds deferred amounts and earnings thereon as corporate assets, which are invested as elected by the executive. Distributions from the Coterra Energy Inc. Deferred Compensation Plan are based on the executive’s election at the time of deferral. Distribution elections may be modified, provided that the modification is made at least one year prior to the original time elected and the new election is moved out at least five years past the original time-based distribution election. Distribution
44   COTERRA ENERGY

elections can only be delayed not accelerated. Investment options under the Coterra Energy Inc. Deferred Compensation Plan include a selection of mutual funds, index funds, and exchange-traded funds, which in 2023 earned between a 3.24 percent and 40.56 percent rate of return.
Under the legacy Cimarex Energy Co. Supplemental Savings Plan, up to 50 percent of salary and 100 percent of annual cash incentive bonus (subject to certain limitations) were permitted to be deferred into the supplemental savings plan, subject to payment of social security, Medicare, income taxes (on compensation not deferred) and employee benefit plan withholding requirements. In connection with the Merger, on October 26, 2021, the account balances as of September 30, 2021, were liquidated. The legacy Cimarex Energy Co. Supplemental Savings Plan was not terminated and remained effective for the deferral elections that had previously been made through the end of 2021 and therefore, some participants, including Messrs. Jorden and Bell, made contributions to this plan after October 1, 2021. However, no new deferral elections to the Cimarex Energy Co. Supplemental Plan were permitted after the Merger. Beginning with fiscal year 2022, certain legacy Cimarex employees designated by the Compensation Committee, including Messrs. Jorden and Bell, were eligible to participate in the Coterra Energy Inc. Deferred Compensation Plan. Distributions from the Cimarex Supplemental Savings Plan are based on the executive’s election at the time of deferral. Investment options under the legacy Cimarex Energy Co. Supplemental Savings Plan include a selection of mutual funds, index funds, and exchange-traded funds identical to those under the Coterra Energy Inc. Deferred Compensation Plan, which in 2023 earned between a 3.24 percent and 40.56 percent rate of return.
2024 PROXY STATEMENT   45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Mr. Jorden Employment Agreement
In September 2023, Mr. Jorden entered into the Jorden Letter Agreement, which, together with Mr. Jorden’s legacy Cimarex severance compensation agreement, sets forth the terms of the severance payments and benefits to which Mr. Jorden may become entitled upon a termination of his employment in certain circumstances. The Jorden Letter Agreement provides that Mr. Jorden’s legacy Cimarex severance compensation agreement will remain in full force and effect through October 1, 2026. Pursuant to the Jorden Letter Agreement and Mr. Jorden’s legacy Cimarex severance compensation agreement, upon a termination of Mr. Jorden’s employment other than for “cause” or resignation for “good reason,” subject to Mr. Jorden’s execution of a release of claims and compliance with one-year post-termination non-competition and non-solicitation (of employees and customers or clients), Mr. Jorden will become entitled to:
•
A lump sum cash payment equal to the product of (1) the average annual bonus paid to Mr. Jorden for the two fiscal years prior to termination and (2) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365.

•
thirty-six monthly cash payments equal, in the aggregate, to three times the sum of:

◦
Mr. Jorden’s annual base salary received during the 24 months prior to the date of termination, divided by two, and

◦
the amount of cash incentive awards received by Mr. Jorden during the 24 months prior to the date of termination, divided by two; and

•
continued medical, dental, vision, disability and life insurance benefits for the individual and his or her dependents for 36 months following his termination.

Except as otherwise provided in an award agreement, upon a termination without cause or for good reason, or upon Mr. Jorden’s death or disability, all of his equity awards, including any legacy Cimarex equity awards that were converted into equity awards of the Company pursuant to the terms of the Merger Agreement, will vest in full pursuant to the Jorden Letter Agreement.
The Jorden Letter Agreement provides that, for purposes of Mr. Jorden’s legacy severance compensation agreement, “cause” means Mr. Jorden’s (1) willful and continued failure to perform substantially the executive’s duties, after a written demand for substantial performance is delivered; (2) willful engagement in misconduct materially and demonstrably injurious to the Company or an affiliate; or (3) business crime or felony involving moral turpitude of which the executive officer is convicted or pleads guilty; and “good reason” means (a) a diminution in Mr. Jorden’s duties, responsibilities, authorities powers and functions; (b) the failure to renominate Mr. Jorden to the Board; (c) a reduction in Mr. Jorden’s base salary, subject to limited exceptions; (d) a material reduction in Mr. Jorden’s target annual incentive opportunity or target long-term incentive opportunity; (e) a relocation of Mr. Jorden’s principal place of business to a place other than Houston, Texas; and (f) the Company’s breach of the Jorden Letter Agreement.
Mr. Jorden’s legacy Cimarex severance compensation agreement contains a Section 280G “best-net” cutback provision, which provides that, if the total payments to the Mr. Jorden would receive pursuant to his legacy Cimarex severance and compensation agreement or otherwise would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the extent necessary to avoid the imposition of the excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the executive officer.
Upon the expiration of the Jorden employment period, if Mr. Jorden’s employment with Coterra is continuing, then he and Coterra will enter into a change in control agreement that is consistent with, and no less favorable than, the change in control agreements then applicable to other executive officers of Coterra.
For a description of the other terms of the Jorden Letter Agreement, see “Compensation Discussion and Analysis—Compensation Arrangements with Thomas E. Jorden” above.
Coterra Severance Compensation Agreements
Each of Messrs. Young, Sirgo, and Smith is party to a severance compensation agreement (“Coterra severance compensation agreement”) that provides for certain severance benefits upon a termination of employment by Coterra other than for “cause” or a termination by the executive officer for “good reason” (either, a “qualifying termination”), with such severance benefits being enhanced if the qualifying termination occurs within 18 months following a change in control (a “CIC termination”).
46   COTERRA ENERGY

The severance compensation agreement provides for the following benefits upon a qualifying termination, subject to the executive officer’s execution and nonrevocation of a release of claims:
•
a pro-rated annual bonus for the number of days in the calendar year of termination through the date of termination based on the executive officer’s target annual bonus in effect for the year of termination, paid in a lump sum at the same time that bonuses are paid to active employees;

•
cash payments equal, in the aggregate, to 1.5 times (in the event the qualifying termination is not a CIC termination) or two times (in the event of a CIC termination) the sum of:

◦
the executive officer’s highest annualized base salary in effect during the 24 months prior to his or her date of termination, and

◦
the higher of (a) the average cash incentive award received by the executive officer and (b) the executive officer’s highest target annual bonus in effect, in the case of each of (a) and (b), during the 24 months prior to the executive officer’s date of termination, paid in equal monthly installments for 18 months (in the event the qualifying termination is not a CIC termination) or 24 months (in the event of a CIC termination);

•
continued medical, dental, vision, disability and life insurance benefits for the executive officer and the executive officer’s dependents for up to 18 months (in the event the qualifying termination is not a CIC termination) or 24 months (in the event of a CIC termination) following the date of termination as though the executive officer’s employment had not been terminated; and

•
except as otherwise provided in an award agreement, if the qualifying termination is not a CIC termination, a pro-rated portion (based on the period of the executive officer’s continuous service during the original vesting period) of the executive officer’s equity awards will (a) in the case of time-vested equity awards, be accelerated and (b) in the case of performance-vested equity awards, remain outstanding and eligible to vest to the extent the applicable performance measures are achieved at the end of the performance period.

In the event of a CIC termination, the executive officer’s equity awards will be treated as set forth in the applicable equity incentive plan and award agreement.
As in Mr. Jorden’s legacy Cimarex severance compensation agreement, the Coterra severance compensation agreements provide that the executive officer will be subject to one-year post-termination non-competition and non-solicitation (of both employees and clients or customers) restrictions and include Section 280G “best-net” cutback provisions.
In the severance compensation agreements, a “change in control” is generally defined to include:
•
acquisition of 30 percent or more of the shares of the Company’s common stock or the combined voting power of voting securities of the Company;

•
specified changes in a majority of the members of the Board of Directors;

•
a reorganization, share exchange or merger unless, following the transaction:

◦
the stockholders of the Company prior to the transaction continue to own more than 60 percent of the outstanding common stock and combined voting power of the resulting entity, and

◦
at least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the Company’s Board at the time of executing the agreement to reorganize or merge;

•
a liquidation or dissolution of the Company; or

•
a sale of all or substantially all of its assets, other than to a corporation of which either (i) more than 60 percent of the outstanding common stock and combined voting power is owned by stockholders of the Company or (ii) at least a majority of the members of the Board of Directors were members of the Company’s Board.

In the severance compensation agreements, “cause” has the same meaning set forth in Mr. Jorden’s legacy Cimarex severance compensation agreement and “good reason” means (1) a reduction in the executive officer’s base salary; (2) a material reduction in the executive officer’s annual incentive compensation; (3) a required relocation of the executive officer’s principal place of business by more than 50 miles, other than a relocation to Houston, Texas; and (4) a material diminution in the scope of the executive officer’s duties or responsibilities.
2024 PROXY STATEMENT   47

Stephen Bell Severance Compensation Arrangement
Mr. Bell is party to a legacy Cimarex severance compensation agreement that provides for certain severance benefits upon a qualifying termination, with such severance benefits being enhanced upon a CIC termination (which, for Mr. Bell, is a qualifying termination within two years following a change in control). Mr. Bell’s legacy Cimarex severance compensation agreement provides for the same cash payments and insurance continuation as Mr. Jorden’s legacy Cimarex severance compensation agreement, except that the multiple of Mr. Bell’s payments and duration of benefits continuation will be 1.5 times and 18 months, as applicable, in the event of the qualifying termination is not a CIC termination and 2 times and 24 months, as applicable, in the event of a CIC termination.
Mr. Bell’s legacy Cimarex severance compensation agreement provides for the same treatment of his outstanding equity awards as is provided for in the Coterra severance compensation agreements and also includes a Section 280G “best-net” cutback provision.
In Mr. Bell’s severance compensation agreement, “cause” has the same meaning set forth in Mr. Jorden’s legacy Cimarex severance compensation agreement and the Coterra severance compensation agreements, and “good reason” means (1) a material diminution in Mr. Bell’s duties or responsibilities, authorities, powers or functions; (2) a reduction of Mr. Bell’s base salary; (3) a material reduction in Mr. Bell’s annual incentive compensation opportunity or long-term incentive compensation opportunity; and (4) a required relocation of Mr. Bell’s principal place of business by more than 50 miles. Mr. Bell’s severance compensation agreement also utilizes the same definition of a “change in control” as the Coterra severance compensation agreements, except that the 60 percent threshold is 40 percent in Mr. Bell’ legacy Cimarex severance compensation agreement.
Scott Schroeder and Christopher Clason Terminations
On September 30, 2023, each of Mr. Schroeder and Mr. Clason separated from the Company.
In connection with Mr. Schroeder’s retirement, pursuant to the legacy Cabot retirement policy and the applicable award agreements, equity awards granted to Mr. Schroeder remain outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to the satisfaction of any performance criteria, as if Mr. Schroeder had remained in continuous employment with the Company through the original vesting date of such awards.
In connection with Mr. Clason’s separation, pursuant to the legacy Cimarex severance and compensation agreement to which he was party, Mr. Clason became eligible to receive cash severance payments and benefits that were subject to Mr. Clason’s execution of a release of claims and are detailed in the “Christopher H. Clason” table below. Mr. Clason began receiving such payments and benefits in 2024, following his execution of a release of claims. In addition, Mr. Clason received pro-rata vesting of certain equity awards and, as described in “Compensation Discussion and Analysis—Change in Control and Severance Agreements and Other Termination Payments” on page 35: (i) equity awards granted to Mr. Clason prior to February 21, 2023 that would have otherwise been forfeited remained outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to the satisfaction of any performance criteria, as if Mr. Clason had remained in continuous employment with the Company through the original vesting date of such awards and (ii) 70 percent of Mr. Clason’s equity awards granted on February 21, 2023 remain outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to satisfaction of any performance criteria as if Mr. Clason had remained in continuous employment with the Company through the original vesting date of such awards, with 30 percent being forfeited in connection with Mr. Clason’s separation. Any equity awards that were not accelerated or that do not otherwise remain outstanding and eligible to vest were forfeited.
Pursuant to the legacy Cimarex severance and compensation agreement, Mr. Clason is subject to one-year post-termination non-competition and non-solicitation (of both employees and clients or customers) restrictions. While his legacy Cimarex severance and compensation agreement contained a Section 280G “best-net” cutback provision, because of the structure of the Merger, Section 280G did not apply to legacy Cimarex officers in connection with the Merger and no Section 280G “best-net” analysis was applied to Mr. Clason’s severance payments and benefits.
Equity Award Agreements
The award agreements for the named executive officer’s equity awards include provisions for the immediate vesting of all unvested awards upon a change in control or upon the termination of the named executive officer’s employment due to death or disability. Mr. Young’s award agreements entered into in connection with the commencement of his employment also provide for immediate vesting of all unvested awards upon his termination without cause or resignation for good reason. Additionally, the named executive officer’s February 2023 equity awards are eligible for retirement vesting pursuant to the Company’s retirement policy, which policy provides that, among other requirements and as determined by the Compensation Committee in accordance with such policy, where an employee (a) is at least 55 years old and (b) has at least five years of service, between 50 percent and 100 percent of each award may remain outstanding and eligible to vest pursuant to its regular vesting schedule. Mr. Bell’s equity award agreements
48   COTERRA ENERGY

further provide for prorated vesting of his December 2021 and February 2022 long-term equity incentive awards upon his termination (except for a termination for cause with respect to the awards granted in December 2021).
Potential Payments to Named Executive Officers
The tables below reflect the compensation payable to each named executive officer upon a voluntary resignation, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control, and in the event of disability or death of the executive. The tables reflect the amounts that would have been paid to each named executive officer assuming the event occurred on December 31, 2023, except for Messrs. Schroeder and Clason, whose tables reflect the amounts paid to each of Messrs. Schroeder and Clason, respectively, in connection with their respective separations. The actual amounts of any compensation to be paid out can only be determined at the time of such executive’s separation from the Company.
2024 PROXY STATEMENT   49

Thomas E. Jorden, Chief Executive Officer and President
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation(1)	For Cause Termination	Change In Control(1)	Disability	Death
Compensation
Multiple of Salary (3x)			$3,375,000		$3,375,000
Multiple of Bonus (3x)			$5,943,750		$5,943,750
Bonus Payment			$1,981,250		$1,981,250
Long-Term Incentive Compensation(2)
Restricted Stock Vesting		$5,547,818	$12,473,130		$18,020,948	$18,020,948	$18,020,948
Performance Share Vesting		$11,095,637			$32,973,065	$32,973,065	$32,973,065
Benefits & Perquisites
Payout of Deferred Compensation(3)	$575,883	$575,883	$575,883	$575,883	$575,883	$575,883	$575,883
Health, Life, and Welfare Benefits Continuation			$225,324		$225,324
Earned Vacation	$46,249	$46,249	$46,249	$46,249	$46,249	$46,249	$46,249
Total	$622,132	$17,265,587	$24,620,586	$622,132	$63,141,469	$51,616,145	$51,616,145

(1)
Pursuant to the Jorden Letter Agreement, if Mr. Jorden is terminated without cause or for good reason, including in connection with a change of control, Mr. Jorden is entitled to (a) monthly installment payments over 36 months that, in the aggregate, equal three times the sum of (i) his annual base salary received during the 24 months prior to the date of termination, divided by two and (ii) the amount of cash incentive awards received by Mr. Jorden during the 24 months prior to the date of termination, divided by two; (b) a lump sum cash payment equal to the product of the average annual bonus paid to Mr. Jorden for the two fiscal years prior to termination and (ii) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365; and (c) 36 months of continued medical, dental, vision disability and life insurance benefits.

(2)
Upon a change in control, or if Mr. Jorden’s employment is terminated due to Mr. Jorden’s death or disability, his outstanding equity awards will vest in full. Additionally, if Mr. Jorden’s employment is terminated without cause or for good reason, the time-based equity awards granted to Mr. Jorden in 2021 would become fully vested and assuming that (a) Mr. Jorden had given timely notice of his intent to retire from the Company on December 31, 2023 and (b) such notice was acknowledged and accepted in writing by the Chair of the Compensation Committee or its respective designee, 100 percent of the equity awards granted to Mr. Jorden in February 2023 would have remained outstanding until the regularly scheduled vesting date in accordance with the Company’s retirement policy. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on December 29, 2023 (the last trading day of the year) of $25.52 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved.

(3)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Jorden under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon Mr. Jorden’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

50   COTERRA ENERGY

Shannon E. Young III, Executive Vice President and Chief Financial Officer
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation(1)	For Cause Termination	Change In Control(2)	Disability	Death
Compensation
Multiple of Salary (1.5x or 2x)			$930,000		$1,240,000
Multiple of Bonus (1.5x or 2x)			$930,000		$1,240,000
Pro Rata Bonus			$620,000		$620,000
Long-Term Compensation(3)
Restricted Stock Vesting			$2,067,886		$2,067,886	$2,067,886	$2,067,886
Performance Share Vesting			$4,135,771		$4,137,771	$4,137,771	$4,137,771
Benefits & Perquisites
Payout of Deferred Compensation(4)	$6,185	$6,185	$6,185	$6,185	$6,185	$6,185	$6,185
Health, Life, and Welfare Continuation			$48,365		$64,486
Earned Vacation	$29,799	$29,799	$29,799	$29,799	$29,799	$29,799	$29,799
Total	$35,984	$35,984	$8,768,006	$35,984	$9,406,127	$6,241,640	$6,241,640

(1)
Pursuant to Mr. Young’s Coterra severance compensation agreement, if Mr. Young is terminated without cause or for good reason not in connection with a change in control, Mr. Young is entitled to (a) monthly installment payments over 18 months that, in the aggregate, equal one-and-a-half times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (2) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated target bonus for the calendar year of termination; and (3) 18 months of continued medical, dental, vision disability and life insurance benefits.

(2)
Pursuant to Mr. Young’s Coterra severance compensation agreement, if Mr. Young is terminated without cause or for good reason within 18 months following a change in control, Mr. Young is entitled to (a) monthly installment payments over 24 months that, in the aggregate, equal two times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (2) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated target bonus for the calendar year of termination.

(3)
For the equity awards granted to Mr. Young in July 2023, receipt of the full payout will occur at the original vesting date set forth in the award agreement only if Mr. Young remains continuously employed through such date, except that, pursuant to the terms of the award agreements, the awards will fully vest upon a change in control of the Company or a termination of Mr. Young’s employment without cause or for good reason or due to his death or disability. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on December 29, 2023 (the last trading day of the year) of $25.52 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved.

(4)
Amount in this row represent earned compensation voluntarily deferred by Mr. Young under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon Mr. Young’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

2024 PROXY STATEMENT   51

Stephen P. Bell, Executive Vice President—Business Development
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation(1)	For Cause Termination	Change In Control(2)	Disability	Death
Compensation
Multiple of Salary (1.5x or 2x)			$852,000		$1,136,000
Multiple of Bonus (1.5x or 2x)			$1,276,500		$1,702,000
Bonus Payment			$851,000		$851,000
Long-Term Incentive Compensation(3)
Restricted Stock Vesting	$3,383,648	$5,047,986	$3,383,648	$834,340	$6,718,932	$6,718,932	$6,718,932
Performance Share Vesting	$2,503,019	$5,831,695	$2,503,019	$2,503,019	$7,266,616	$7,266,616	$7,266,616
2024 LTIP Grant Date Fair Value							$4,500,000
Benefits & Perquisites
Payout of Deferred Compensation(4)	$128,213	$128,213	$128,213	$128,213	$128,213	$128,213	$128,213
Health, Life, and Welfare Benefits Continuation			$77,381		$103,175
Earned Vacation	$67,154	$67,154	$67,154	$67,154	$67,154	$67,154	$67,154
Total	$6,082,034	$11,075,048	$9,138,915	$3,532,726	$17,973,089	$14,180,915	$18,680,915

(1)
Pursuant to Mr. Bell’s legacy Cimarex severance compensation agreement, if Mr. Bell is terminated without cause or for good reason not in connection with a change in control, Mr. Bell is entitled to (a) monthly installment payments over 18 months that, in the aggregate, equal one-and-a-half times the sum of (i) annual base salary received during the 24 months prior to the date of termination, divided by two and (ii) the amount of cash incentive awards received by Mr. Bell during the 24 months prior to the date of termination, divided by two; (b) a lump sum cash payment equal to the product of (i) the average annual bonus paid to Mr. Bell for the two fiscal years prior to termination and (ii) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365; and (c) 18 months of continued medical, dental, vision disability and life insurance benefits.

(2)
Pursuant to Mr. Bell’s legacy Cimarex severance compensation agreement, if Mr. Bell is terminated without cause or for good reason within 24 months following a change in control, Mr. Bell is entitled to (a) monthly installment payments over 24 months that, in the aggregate, equal two times the sum of (i) annual base salary received during the 24 months prior to the date of termination, divided by two and (ii) the amount of cash incentive awards received by Mr. Bell during the 24 months prior to the date of termination, divided by two; (b) a lump sum cash payment equal to the product of (i) the average annual bonus paid to Mr. Bell for the two fiscal years prior to termination and (ii) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365; and (c) 24 months of continued medical, dental, vision disability and life insurance benefits.

(3)
For the equity awards granted to Mr. Bell in December 2021, February 2022 and February 2023, receipt of the full payout will occur at the original vesting date set forth in the award agreement only if Mr. Bell remains continuously employed through such date, except that (a) with respect to the time-based awards granted to Mr. Bell in December 2021 and February 2022, in the event of Mr. Bell’s termination (except for a termination for cause with respect to the awards granted in December 2021), the award will vest pro-rata based on the number of days that elapsed between December 1, 2021 and February 28, 2022, respectively, and the date of his termination, over the full vesting period, (b) with respect to the performance-based awards granted to Mr. Bell in February 2022, in the event of Mr. Bell’s termination, a pro-rata portion (based on the number of days that elapsed between February 2022 and the date of his termination over the performance period) will remain outstanding and eligible to vest, and (c) all awards will fully vest upon a change in control of the Company or a termination of Mr. Bell’s employment due to his death or disability. Additionally, assuming that (x) Mr. Bell had given timely notice of his intent to retire from the Company on December 31, 2023 and (y) such notice was acknowledged and accepted in writing by the Chief Executive Officer or the Chair of the Compensation Committee or his respective designee, 100 percent of the equity awards granted to Mr. Bell in February 2023 would have remained outstanding until the regularly scheduled vesting date in accordance with the Company’s retirement policy. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on December 29, 2023 (the last trading day of the year) of $25.52 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved. Pursuant to the August 2023 letter agreement with Mr. Bell, in the unfortunate event of Mr. Bell’s death prior to the date the 2024 long-term incentive award is granted, the Company will pay to Mr. Bell’s estate a lump sum cash payment of $4.5 million (less taxes).

(4)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Bell under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon Mr. Bell’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

52   COTERRA ENERGY

Blake A. Sirgo, Senior Vice President—Operations
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation(1)	For Cause Termination	Change In Control(2)	Disability	Death
Compensation
Multiple of Salary (1.5x or 2x)			$684,000		$912,000
Multiple of Bonus (1.5x or 2x)			$888,000		$1,184,000
Pro Rata Bonus			$456,000		$456,000
Long-Term Incentive Compensation(3)
Restricted Stock Vesting			$1,127,877		$2,433,817	$2,433,817	$2,433,817
Performance Share Vesting					$2,810,569	$2,810,569	$2,810,569
Benefits & Perquisites
Payout of Deferred Compensation(4)	$127,539	$127,539	$127,539	$127,539	$127,539	$127,539	$127,539
Health, Life, and Welfare Benefits Continuation			$55,088		$73,451
Earned Vacation	$49,985	$49,985	$49,985	$49,985	$49,985	$49,985	$49,985
Total	$177,523	$177,523	$3,388,489	$177,523	$8,047,361	$5,421,910	$5,421,910

(1)
Pursuant to Mr. Sirgo’s Coterra severance compensation agreement, if Mr. Sirgo is terminated without cause or for good reason not in connection with a change in control, Mr. Sirgo is entitled to (a) monthly installment payments over 18 months that, in the aggregate, equal one-and-a-half times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (2) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated target bonus for the calendar year of termination; and (c) 18 months of continued medical, dental, vision disability and life insurance benefits.

(2)
Pursuant to Mr. Sirgo’s Coterra severance compensation agreement, if Mr. Sirgo is terminated without cause or for good reason within 18 months following a change in control, Mr. Sirgo is entitled to (a) monthly installment payments over 24 months that, in the aggregate, equal two times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (ii) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated target bonus for the calendar year of termination; and (c) 24 months of continued medical, dental, vision disability and life insurance benefits.

(3)
For the equity awards granted to Mr. Sirgo in December 2021, February 2022, and February 2023 receipt of the full payout will occur at the original vesting date set forth in the award agreement only if Mr. Sirgo remains continuously employed through such date, except that (a) in the event of Mr. Sirgo’s termination by the Company not for cause or resignation for good reason, the December 2021 and February 2022 time-based awards will vest pro-rata based on the period of Mr. Sirgo’s continuous service elapsed over the full vesting period, and (b) all awards will fully vest upon a change in control of the Company or a termination of Mr. Sirgo’s employment due to his death or disability. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on December 29, 2023 (the last trading day of the year) of $25.52 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved.

(4)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Sirgo under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon Mr. Sirgo’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

2024 PROXY STATEMENT   53

Kevin W. Smith, Vice President—Chief Technology Officer
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation(1)	For Cause Termination	Change In Control(2)	Disability	Death
Compensation
Multiple of Salary (1.5x or 2x)			$645,000		$860,000
Multiple of Bonus (1.5x or 2x)			$825,000		$1,100,000
Pro Rata Bonus			$430,000		$430,000
Long-Term Incentive Compensation(3)
Restricted Stock Vesting			$1,127,877		$2,433,817	$2,433,817	$2,433,817
Performance Share Vesting					$2,810,569	$2,810,569	$2,810,569
Benefits & Perquisites
Payout of Deferred Compensation(4)	$98,305	$98,305	$98,305	$98,305	$98,305	$98,305	$98,305
Health, Life, and Welfare Benefits Continuation			$51,534		$68,712
Earned Vacation	$39,297	$39,297	$39,297	$39,297	$39,297	$39,297	$39,297
Total	$137,602	$137,602	$3,217,013	$137,602	$7,840,700	$5,381,988	$5,381,988

(1)
Pursuant to Mr. Smith’s Coterra severance compensation agreement, if Mr. Smith is terminated without cause or for good reason not in connection with a change in control, Mr. Smith is entitled to (a) monthly installment payments for 18 months that, in the aggregate, equal one-and-a-half times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (2) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated target bonus for the calendar year of termination; and (c) 18 months of continued medical, dental, vision disability and life insurance benefits.

(2)
Pursuant to Mr. Smith’s Coterra severance compensation agreement, if Mr. Smith is terminated without cause or for good reason within 18 months following a change in control, Mr. Smith is entitled to (a) monthly installment payments over 24 months that, in the aggregate, equal two times the sum of (i) his highest annualized base salary in effect during the 24 months prior to his termination and (ii) the higher of (1) the average of his cash incentive awards received during the 24 months prior to his termination or (2) his highest target annual incentive compensation in effect during the 24 months prior to his termination; (b) a pro-rated bonus for the calendar year of termination, based on the average of the last two annual bonuses paid to him; and (c) 24 months of continued medical, dental, vision disability and life insurance benefits.

(3)
For the equity awards granted to Mr. Smith in December 2021, February 2022, and February 2023 receipt of the full payout will occur at the original vesting date set forth in the award agreement only if Mr. Smith remains continuously employed through such date, except that (a) in the event of Mr. Smith’s termination by the Company not for cause or resignation for good reason, the December 2021 and February 2022 time-based awards will vest pro-rata based on the period of Mr. Smith’s continuous service elapsed over the full vesting period, and (b) all awards will fully vest upon a change in control of the Company or a termination of Mr. Smith’s employment due to his death or disability. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on December 29, 2023 (the last trading day of the year) of $25.52 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved.

(4)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Smith under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon Mr. Smith’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

54   COTERRA ENERGY

Scott C. Schroeder, Former Executive Vice President and Chief Financial Officer
As described above, Mr. Schroeder retired from the Company effective September 30, 2023. The table below reflects the compensation paid to Mr. Schroeder in connection with his retirement.
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation	For Cause Termination	Change In Control	Disability	Death
Compensation
Multiple of Salary
Multiple of Bonus
Current Year Bonus (pro-rated)
Long-Term Compensation(1)
Restricted Stock Vesting		$4,365,059
Performance Share Vesting		$6,851,819
Benefits & Perquisites
Payout of Deferred Compensation(2)		$14,904,570
Health, Life, and Welfare Continuation(3)		$140,688
Earned Vacation		$62,428
Total		$26,324,564

(1)
In connection with Mr. Schroeder’s retirement, pursuant to the legacy Cabot retirement policy and the applicable award agreements, equity awards granted to Mr. Schroeder remain outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to the satisfaction of any performance criteria, as if Mr. Schroeder had remained in continuous employment with the Company through the original vesting date of such awards. Performance share awards granted to Mr. Schroeder in February 2023 will vest pro-rata based on the number of days that elapsed between February 21, 2023 and the date of his retirement; all other outstanding equity awards as of the date of Mr. Schroeder’s retirement will be determined without proration. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on September 29, 2023 (the last trading day prior to Mr. Schroeder’s retirement) of $27.05 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved. The value of these awards that remained outstanding following Mr. Schroeder’s retirement as of December 31, 2023 are included in the “Outstanding Equity Awards Table at Fiscal Year-End” above.

(2)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Schroeder under the terms of the Coterra Energy Inc. Deferred Compensation Plan. For more information, see “Nonqualified Deferred Compensation” above. Payment of the deferred compensation is based upon Mr. Schroeder’s election at the time of deferral.

(3)
Mr. Schroeder and his eligible dependents are entitled to receive certain health benefit coverage. Such health benefit coverage is a contributory plan with participants’ contributions adjusted annually.

2024 PROXY STATEMENT   55

Christopher H. Clason, Former Senior Vice President and Chief Human Resources Officer
As described above, Mr. Clason separated from the Company effective September 30, 2023. The table below reflects the compensation paid to Mr. Clason in connection with his separation.
Executive Benefit and Payments Upon Separation	Voluntary Resignation	Retirement	Involuntary Not For Cause Termination or “Good Reason” Resignation	For Cause Termination	Change In Control(1)	Disability	Death
Compensation
Multiple of Salary					$972,385
Multiple of Bonus					$1,440,000
Bonus Payment					$538,521
Long-Term Incentive Compensation(2)
Restricted Stock Vesting					$4,395,030
Performance Share Vesting					$4,429,221
Benefits & Perquisites
Payout of Deferred Compensation(3)					$465,487
Health, Life, and Welfare Benefits Continuation					$82,800
Earned Vacation(4)					$(7,434)
Total					$12,316,010

(1)
Pursuant to Mr. Clason’s legacy Cimarex severance compensation agreement, because Mr. Clason underwent a termination for good reason within 24 months following a change in control, Mr. Clason became entitled to (a) two times the sum of (i) the average of his annual base salary received during the 24 months prior to his termination and (ii) the average of his cash incentive awards received during the 24 months prior to his termination; (b) a pro-rated bonus for the calendar year of termination, based on the average of the last two annual bonuses paid to him; and (c) 24 months of continued medical, dental, vision disability and life insurance benefits. The payments described in subclauses (a) and (b) will be paid in monthly installments over the 24-month period following Mr. Clason’s termination, and the payment described in subclause (2) was paid at the time of Mr. Clason’s termination.

(2)
In connection with Mr. Clason’s separation, his time-based awards granted prior to February 21, 2023 vested pro-rata and a pro-rata portion of his performance-based awards granted prior to February 21, 2023 remained outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to the satisfaction of any performance criteria, in each case with such pro-rata portion based on the number of days that elapsed between December 1, 2022 and February 28, 2022, as applicable, and the date of his termination, over the full vesting period. In addition to the pro-rata vesting that occurred in connection with Mr. Clason’s separation as described above, (a) the portion of the equity awards granted to Mr. Clason prior to February 21, 2023 that would have otherwise been forfeited remain outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to the satisfaction of any performance criteria, as if Mr. Clason had remained in continuous employment with the Company through the original vesting date of such awards and (b) 70 percent of Mr. Clason’s equity awards granted on February 21, 2023 remain outstanding and eligible to vest, if at all, in accordance with the original vesting schedule and subject to satisfaction of any performance criteria as if Mr. Clason had remained in continuous employment with the Company through the original vesting date of such awards, with 30 percent forfeited in connection with Mr. Clason’s separation. The values of the long-term incentive awards reported in this table were computed using the closing price of the Company’s common stock on September 29, 2023 (the last trading day prior to Mr. Clason’s separation) of $27.05 and the values of performance-based long-term incentive awards assume the maximum level of achievement of performance goals. However, the value actually realized would depend upon the value of the Company’s common stock at the time such awards became vested and, if applicable, the level at which the applicable performance goals were achieved. The value of these awards that remained outstanding following Mr. Clason’s separation as of December 31, 2023 are included in the “Outstanding Equity Awards Table at Fiscal Year-End” above.

(3)
Amounts in this row represent earned compensation voluntarily deferred by Mr. Clason under the terms of the deferred compensation plan. For more information, see “Nonqualified Deferred Compensation” above. In the case of Mr. Clason’s separation from the Company, payment of the deferred compensation is in a lump sum six months from the date of termination.

(4)
Mr. Clason had a negative vacation balance upon termination, therefore his final pay check was reduced by this amount.

56   COTERRA ENERGY

PAY RATIO DISCLOSURE
The following table sets forth comparative information regarding:
•
the annual total compensation of our Chief Executive Officer, Mr. Jorden, for the year ended December 31, 2023, determined using the methodology described below;

•
the annual total compensation of our median employee for the year ended December 31, 2023, determined on the basis described below; and

•
a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

CEO Pay Ratio
CEO annual total compensation (A)	$14,547,853(1)
Median employee annual total compensation (B)	$157,111
Ratio of (A) to (B)	93:1

(1)
Determined based on the total compensation paid to Mr. Jorden as reported in the Summary Compensation Table.

Median Employee
As permitted by SEC rules, we are using the same median employee identified in the “Pay Ratio Disclosure” section of our proxy statement for the 2023 annual meeting of stockholders. We believe that there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. For purposes of identifying our median employee, as permitted by the SEC rules, we examined our employee population, excluding our Chief Executive Officer, as of December 31, 2022, as described in the “Pay Ratio Disclosure” section of our proxy statement for the 2023 annual meeting of stockholders. In making that determination, and in using the same median employee for this proxy statement we:
•
identified the median employee on December 31, 2022;

•
used total base salary earnings as determined from Coterra’s payroll records for the period from January 1, 2022 through December 31, 2022 as our consistently applied compensation measure;

•
did not include bonus-based incentive amounts, because those amounts are not distributed to all of our employees and have an impact on the determination of the median employee;

•
did not include equity-based incentive compensation awards because those awards are not widely distributed to our employees and have an impact on the determination of the median employee;

•
included all employees of Coterra and its consolidated subsidiaries as of December 31, 2022 employed on a full-time basis;

•
did not make any assumptions, adjustments, or estimates with respect to total base salary earnings;

•
did not annualize the compensation for any full-time employees that were not employed by us for all of 2022; and

•
did not use statistical sampling or include any cost of living adjustments.

After identifying the median employee based on the process described above we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2023 for our named executive officers as set forth in the Summary Compensation Table.
We believe that the CEO pay ratio above is a reasonable estimate calculated in a manner consistent with rules prescribed by the SEC.
2024 PROXY STATEMENT   57

PAY VERSUS PERFORMANCE DISCLOSURE
The table below sets forth comparative information of the relationship between the “compensation actually paid” to our Chief Executive Officer and other named executive officers (computed in the manner required by SEC rules as described below), and certain financial performance measures over the last four fiscal years.
	Summary Compensation Table Total for CEO(1)		Compensation Actually Paid to CEO(2)		Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income (in millions)
Year	Post- Merger CEO	Pre- Merger CEO	Post- Merger CEO	Pre- Merger CEO			Total Stockholder Return	Peer Group Total Stockholder Return(5)
2023	$14,547,853	—	$20,356,332	—	$4,721,849	$4,203,696	$181.70	$188.13	$1,625
2022	$15,303,397	—	$32,092,019	—	$10,068,380	$10,308,634	$166.86	$194.48	$4,065
2021	$11,061,939	$14,554,728	$6,097,986	$14,225,161	$6,826,596	$6,780,037	$118.13	$119.07	$1,158
2020	—	$14,194,706	—	$17,805,568	$3,503,938	$4,256,657	$95.66	$62.86	$201

(1)
Reflects the summary compensation table total compensation of (a) our current Chief Executive Officer, Thomas E. Jorden, from his appointment on October 1, 2021 to present (in the Post-Merger CEO column) and (b) Cabot’s Chief Executive Officer, Dan O. Dinges, for prior periods (in the Pre-Merger CEO column).

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Jorden (in the Post-Merger CEO column) and Mr. Dinges (in the Pre-Merger CEO column), respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Jorden or Mr. Dinges, respectively, during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Jorden’s and Mr. Dinges’s respective total compensation for each year to determine the compensation actually paid:

Adjustment to Determine Compensation Actually Paid for CEO	2023	2022	2021		2020
			Post-Merger CEO	Pre-Merger CEO
Total reported in Summary Compensation Table (SCT)	$14,547,853	$15,303,397	$11,061,939	$14,554,728	$14,194,706
Minus: Value of Stock & Option Awards Reported in SCT	$(11,071,724)	$(12,554,661)	$(10,000,000)	$(10,649,843)	$(11,267,676)
Plus: Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	$12,289,113	$10,257,188	$9,286,421	$—	$12,760,574
Plus/Minus: Change in FMV of Prior Year Awards that are Outstanding and Unvested	$1,703,070	$7,430,809	$(5,392,173)	$—	$1,161,681
Plus: FMV of Awards Granted this Year and that Vested this Year	$—	$—	$—	$10,901,242	$—
Plus/Minus: Change in FMV (from Prior Year-End) of Prior Year Awards that Vested this Year	$1,327,149	$6,860,435	$(846,226)	$(580,966)	$956,283
Plus: Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$1,560,870	$4,794,851	$1,988,025	$—	$—
Minus: Prior Year FMV of Prior Year Awards that Failed to Vest this Year	$—	$—	$—	$—	$—
Total Adjustments	$5,808,479	$16,788,622	$(4,963,953)	$(329,567)	$3,610,862
“Compensation Actually Paid”	$20,356,332	$32,092,019	$6,097,986	$14,225,161	$17,805,568

(3)
The non-CEO named executive officers included in this column are:

Year	Non-CEO NEOs
2023	Shannon E. Young III, Stephen P. Bell, Blake A. Sirgo, Kevin W. Smith, Scott C. Schroeder, and Christopher H. Clason
2022	Scott C. Schroeder, Dan O. Dinges, Stephen P. Bell, and Christopher H. Clason
2021	Scott C. Schroeder, Stephen P. Bell, Steven W. Lindeman, Phillip L. Stalnaker and Jeffrey W. Hutton
2020	Scott C. Schroeder, Steven W. Lindeman, Phillip L. Stalnaker and Jeffrey W. Hutton
58   COTERRA ENERGY

(4)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to the Company’s named executive officers as a group (excluding Mr. Jorden and Mr. Dinges, where applicable) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such named executive officers as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for named executive officers as a group (excluding Mr. Jorden and Mr. Dinges, where applicable):

Adjustment to Determine Compensation Actually Paid for NEOs	2023	2022	2021	2020
Total reported in Summary Compensation Table (SCT)	$4,721,849	$10,068,380	$6,826,596	$3,503,938
Minus: Value of Stock & Option Awards Reported in SCT	$(3,609,845)	$(3,935,574)	$(2,759,065)	$(2,413,381)
Plus: Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	$2,757,427	$3,630,038	$847,510	$2,728,760
Plus/Minus: Change in FMV of Prior Year Awards that are Outstanding and Unvested	$233,773	$340,299	$—	$240,708
Plus: FMV of Awards Granted this Year and that Vested this Year	$—	$—	$1,913,978	$—
Plus/Minus: Change in FMV (from Prior Year-End) of Prior Year Awards that Vested this Year	$32,382	$—	$(72,443)	$196,632
Plus: Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$68,111	$205,491	$23,461	$—
Minus: Prior Year FMV of Prior Year Awards that Failed to Vest this Year	$—	$—	$—	$—
Total Adjustments	$(518,153)	$240,254	$(46,559)	$752,719
“Compensation Actually Paid”	$4,203,696	$10,308,634	$6,780,037	$4,256,657

(5)
The amounts reported in this column represent the value of an initial $100 investment in the Company’s 2023 compensation peer group. See the “Company TSR vs Peer TSR & Alignment of CAP with Company TSR” graph and related footnotes under “Relationship Between Compensation Actually Paid and Performance Measures” below for more information.

Relationship Between Compensation Actually Paid and Performance Measures
As described in more detail in the Compensation Discussion and Analysis section, the Company’s Annual Cash Incentive Bonus Program is based on the achievement of performance measures intended to align executive compensation with Company performance; however, none of these performance measures would be considered a “financial performance measure” as defined in Item 402(v) of Regulation S-K. Additionally, while 50% of the Company’s Long-Term Incentive Program is based on relative TSR, performance is measured over a three-year period and, pursuant to SEC guidance, the Company-Selected Measure cannot be measured over a multi-year period. As a result, we do not have a Company-Selected Measure to reflect in the table above or graphs below.
As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by or actually paid to our named executive officers during the applicable years.
2024 PROXY STATEMENT   59

This graph illustrates the relationship between the “compenstion actually paid” for purposes of the tabular disclosure, the Company’s total stockholder return, and the total stockholder return of the 2023 compensation peer group by year.
Company TSR vs Peer TSR & Alignment of CAP with
Company TSR
(1)
The 2023 compensation peer group was composed of the following companies: Antero Resources Corporation, APA Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Diamondback Energy, Inc., EOG Resources, Inc., EQT Corporation, Hess Corporation, Marathon Oil Corporation, Occidental Petroleum Corporation, Ovintiv Inc., and Pioneer Natural Resources Company. As of March 7, 2024, Continental Resources, Inc. was no longer publicly traded and was therefore excluded from the data shown. After the removal of companies that are no longer publicly traded, the 2022 compensation peer group and the 2023 compensation peer group are made up of the same companies.

This graph illustrates the relationship between the “compenstion actually paid” for purposes of the tabular disclosure and Net Income by year.
Alignment of CAP with Net Income $ millions
Performance Measures
The table below sets forth our most important performance measures used to link “compensation actually paid” for our named executive officers to company performance, over the fiscal year ending December 31, 2023. Please see “Compensation Discussion and Analysis—2023 Performance-Based Compensation—Our Incentive Compensation Programs Align Corporate Strategy Through Thoughtful Performance Metric Selection” and “—Our Incentive Program Payouts are Aligned with Performance Outcomes”
60   COTERRA ENERGY

for further information regarding these performance measures and their function in our executive compensation program. The performance measures included in this table are not ranked by relative importance.
2023 Most Important Performance Measures (unranked)
PVI-10
Relative TSR
Annual Production
2024 PROXY STATEMENT   61

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2023:
Plan Category	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	7,421,198(1)	$15.66(2)	27,823,920(3)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	7,421,198	n/a	27,823,920(3)

(1)
This amount includes 5,024,915 shares covered by restricted stock units that have not vested, 245,898 director restricted stock units that have vested but have not yet settled into shares of common stock, 73,593 director restricted stock units as to which restrictions lapse upon the earlier of May 4, 2024 or the date the holder ceases to be a director of the Company, 304,883 shares subject to non-qualified stock options, and 1,771,909 shares representing the maximum number of shares subject to PSUs assuming the maximum payout is achieved.

(2)
This is the weighted average exercise price of 304,883 non-qualified stock options outstanding under the legacy Cimarex incentive plans. As of December 31, 2023, such stock options had a weighted average life of 2.1 years.

(3)
Includes 21,128,063 shares that are available under the 2023 Plan, 2,820,997 shares that are currently outstanding under the Prior Cabot Plan, and 3,874,860 shares that are currently outstanding under the legacy Cimarex incentive plans.

62   COTERRA ENERGY

AUDIT MATTERS
PROPOSAL 4	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has approved and recommended the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to examine the Company’s financial statements for 2024. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of PricewaterhouseCoopers as the independent registered public accounting firm for the Company. A representative of PricewaterhouseCoopers is expected to be in attendance at the annual meeting.
See “Audit Committee Report” below for further information.
Required Vote
The ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2024 will be approved if holders of a majority of the voting power of the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal vote in favor of the proposal. Abstentions will have the same effect as votes against the proposal. No broker non-votes are expected with respect to Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR ITS 2024 FISCAL YEAR.

Fees Billed by Independent Registered Public Accounting Firm for Services in 2023 and 2022
Fee Type*	2023	2022
Audit Fees(1)	$2,400,000	$2,600,000
Audit Related Fees(2)	$100,000	$615,000
Tax Fees(3)	$2,232,326	$1,121,330
All Other Fees(4)	$1,000	$900

*
No pre-approved requirements were waived under the de minimis exception.

(1)
Consists of fees associated with the audits of our consolidated financial statements and reviews of our quarterly condensed consolidated financial statements within such years.

(2)
For 2022, consists of fees associated with SEC registration statements and other documents filed with the SEC or issued in connection with securities offerings; e.g. comfort letters and consents. Also includes services related to a pre-implementation review related to the system conversion activities associated with Cimarex’s financial data. For 2023, consists of fees associated with services related to a gap assessment relative to the SEC’s proposed climate rules.

(3)
Consists of federal and state tax compliance and tax planning advice.

(4)
Consists of fees associated with a software license for a financial reporting disclosure checklist.

2024 PROXY STATEMENT   63

AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of four independent, non-employee directors. The Board has made a determination that each of the members of the Audit Committee satisfies the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board also determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by rules of the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended from time to time by the Board and included on the Company’s website, www.coterra.com. The Audit Committee reviews its charter annually.
The function of the Audit Committee is to review and report to the Board with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. This is a report on the Audit Committee’s activities relating to 2023.
Review of Audited Financial Statements with Management
The Audit Committee reviewed and discussed the audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with the management of the Company.
Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm
The Audit Committee discussed with PricewaterhouseCoopers the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by applicable PCAOB requirements regarding such firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers such firm’s independence. These discussions included a review of all audit and non- audit services (including tax services) provided by PricewaterhouseCoopers to the Company.
Recommendation that Financial Statements be Included in the Annual Report
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and filed with the SEC.
Audit Committee
Dorothy M. Ables, Chair
Robert S. Boswell
Lisa A. Stewart
Frances M. Vallejo
February 20, 2024
64   COTERRA ENERGY

SECURITY OWNERSHIP
PRINCIPAL STOCKHOLDERS
The following table reports, as of February 15, 2024, beneficial ownership of the Company’s common stock by holders of more than five percent of the Company’s common stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Class(6)
The Vanguard Group	87,926,567(1)	11.69%
BlackRock, Inc.	60,876,106(2)	8.1%
Wellington Management Group LLP	54,564,359(3)	7.25%
State Street Corporation	48,945,657(4)	6.51%
Aristotle Capital Management, LLC	36,447,580	4.85%

(1)
Based solely on a Schedule 13 G/A filed February 13, 2024 with the SEC by The Vanguard Group (100 Vanguard Blvd., Malvern, PA 19355), it has shared voting power over 959,073 of these shares, sole dispositive power over 84,704,216 of these shares and shared dispositive power over 3,222,351 of these shares.

(2)
Based solely on a Schedule 14 G/A filed January 25, 2024, with the SEC by BlackRock, Inc. (50 Hudson Yards, New York, NY 10001), it has sole voting power over 57,347,488 of these shares and sole dispositive power over all 60,876,106 shares.

(3)
Based solely on a Schedule 13 G/A filed February 9, 2024 with the SEC by Wellington Management Group LLP (280 Congress Street, Boston, MA 02210), it has shared voting power over 53,457,556 shares and shared dispositive power over all 54,564,359 shares.

(4)
Based solely on a Schedule 13 G/A filed January 29, 2024 with the SEC by State Street Corporation (State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016), it has shared voting power over 37,781,281 and shared dispositive power over 48,918,239 of these shares.

(5)
Based solely on a Schedule 13 G/A filed February 14, 2024, with the SEC by Aristotle Capital Management, LLC (11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025), it has sole voting power over 33,963,244 of these shares and sole dispositive power over all 36,447,580 shares.

(6)
There were 751,847,432 shares of common stock outstanding on February 15, 2024.

2024 PROXY STATEMENT   65

DIRECTORS AND EXECUTIVE OFFICERS
The following table reports, as of February 15, 2024, beneficial ownership of common stock by each director and nominee for director, by each named executive officer listed in the “Summary Compensation Table” below and by all directors, nominees and executive officers as a group. Unless otherwise indicated and pursuant to applicable community property laws, the persons below have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them.
Name of Beneficial Owner	Number of Shares of Common Stock Owned(1)	Percent of Class(2)
Dorothy M. Ables	89,593(3)	*
Robert S. Boswell	95,339	*
Amanda M. Brock	63,205	*
Dan O. Dinges	4,413,722(4)	*
Paul N. Eckley	68,945	*
Hans Helmerich	1,853,153(5)	*
Lisa A. Stewart	101,596(6)	*
Frances M. Vallejo	68,945(7)	*
Marcus A. Watts	63,205	*
Thomas E. Jorden	2,756,766(8)	*
Shannon E. Young III	81,030	*
Stephen P. Bell	563,281	*
Blake A. Sirgo	141,128	*
Kevin W. Smith	95,369	*
Scott C. Schroeder	1,800,171	*
Christopher H. Clason	187,577	*
All directors and executive officers as a group (21 individuals)	12,987,006(3)(4)(5)(6)(7)(8)(9)	1.7%

(1)
Amounts shown include restricted stock units issued under the Company’s incentive plans as follows:

•
as to which restrictions lapse upon the holders’ retirement from the Board of Directors: Ms. Ables, 70,732; Mr. Boswell, 76,478; Ms. Brock, 49,344; Mr. Watts, 49,344; and “All directors and executive officers as a group,” 245,898

•
as to which restrictions lapse upon the earlier of May 4, 2024 or the date the non-employee director ceases to be a director of the Company: for each of Ms. Ables, Mr. Boswell, Ms. Brock, Mr. Dinges, Mr. Eckley, Mr. Helmerich, Ms. Stewart, Ms. Vallejo, and Mr. Watts 8,177; and for “All directors and executive officers as a group,” 73,593

•
as to which restrictions lapse upon January 31, 2026: Mr. Jorden, 217,391; Mr. Bell, 65,217; Mr. Young, 81,030; Mr. Sirgo, 29,348; Mr. Smith, 29,348; Mr. Schroeder, 90,217; Mr. Clason, 30,435; and for “All directors and executive officers as a group,” 714,344

•
as to which restrictions lapse upon January 31, 2025: Mr. Bell, 51,436; Mr. Sirgo, 17,145; Mr. Smith, 17,145; Mr. Schroeder, 71,153; Mr. Clason, 15,669; and for “All directors and executive officers as a group,” 256,196

•
as to which restrictions lapse upon December 1, 2024: Mr. Jorden, 488,759; Mr. Bell, 146,628; Mr. Sirgo, 48,876; Mr. Smith 48,876; Mr. Clason, 30,030; for “All directors and executive officers as a group,” 847,144

(2)
There were 751,847,432 shares of common stock outstanding on February 15, 2024.

(3)
Includes 5,000 shares held by an immediate family member, with respect to which Ms. Ables has shared voting and investment power.

(4)
Includes 1,261,330 shares held in trust for the benefit of an immediate family member, with respect to which Mr. Dinges has shared voting and investment power.

(5)
Includes 45,967 shares owned by Mr. Helmerich’s wife; Mr. Helmerich disclaims beneficial ownership of the shares held by his wife. Also, includes 233,699 shares owned by 1993 Hans Helmerich Trust, of which Mr. Helmerich is the trustee; 44,409 shares owned by Helmerich Grandchildren LLC, of which Mr. Helmerich is the co-manager; 31,573 shares owned by Family Trust, of which Mr. Helmerich is the trustee; 91,145 shares owned by The Helmerich Trust, of which Mr. Helmerich is the co-trustee; 1,304,895 shares held by the Peggy Helmerich QTIP Trust, of which Mr. Helmerich is the trustee; and 40,146 shares held by Saddleridge, LLC, of which Mr. Helmerich owns 99 percent and his wife owns 1 percent.

(6)
Includes 5,700 shares held in an individual retirement account.

(7)
Includes 60,768 shares to which Mrs.Vallejo has shared voting and investment power.

(8)
Includes 2,050,616 shares of common stock held in trust for the benefit of an immediate family member, with respect to which Mr. Jorden has shared voting and investment power.

(9)
Includes 20,000 restricted stock units as to which restrictions lapse upon April 11, 2025.

66   COTERRA ENERGY

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that those reports accurately reflect all reportable transactions and holdings, all reports required by Section 16(a) were timely filed in 2023, except that a Form 3 for Mr. Hlavinka in 2022 inadvertently omitted two Table II holdings. Such holdings were included on a Form 5 filed on February 15, 2024.
2024 PROXY STATEMENT   67

GENERAL INFORMATION
Why did I receive these proxy materials?
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Coterra Energy Inc. of proxies for use at its 2024 annual meeting of stockholders, to be held at Two Memorial Plaza, 820 Gessner Road, 1st Floor, Live Oak Training Room, Suite 107, Houston, Texas 77024 on Wednesday, May 1, 2024, at 8:00 a.m. Central Time, or any adjournment or postponement thereof. The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and information about the Company’s governance and executive compensation is set forth elsewhere in this proxy statement. Please review these materials carefully before casting your vote. We are asking that you vote on four proposals.
Who is entitled to vote?
Only holders of record of the Company’s common stock as of the close of business on March 7, 2024, are entitled to vote at the annual meeting. As of that date, the Company had outstanding [           ] shares of common stock. Each share of common stock is entitled to one vote per share. There is no provision for cumulative voting. We will maintain for a period of ten days ending on the day before the annual meeting date at our principal executive office a complete list of stockholders entitled to vote at the annual meeting, which list shall be open to the examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours.
What am I being asked to vote on, and what are the recommendations of the Board?
At the annual meeting, stockholders will be asked to consider and act upon the following matters discussed in this proxy statement. Proxies delivered by record stockholders without voting instructions marked will be voted in accordance with the recommendations of the Board. Proxies will be voted in the best judgment of the proxy holders on any other matters that may properly come before the meeting.
PROPOSAL		BOARD RECOMMENDATION
PROPOSAL 1	The election of the 10 director nominees named herein.	FOR
PROPOSAL 2	The approval of the Amended and Restated Certificate of Incorporation of Coterra Energy Inc.	FOR
PROPOSAL 3	The approval, on an advisory basis, of executive compensation.	FOR
PROPOSAL 4	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	FOR
How do I vote?
On or about March [  ], 2024, we mailed to our stockholders (other than those who have elected to receive paper copies) a notice advising them that our materials for this meeting are available on the internet. Certain other stockholders who elected to receive paper copies have received these materials by U.S. mail. In either case, you may vote your shares:
•
In person: you may vote in person at the annual meeting;

•
By internet: use the instructions on the proxy card or voting instruction form received from your broker or bank up to 11:59 p.m. Eastern Time on April 30, 2024;

•
By telephone: use the instructions on the proxy card or voting instruction form received from your broker or bank (if available) up to 11:59 p.m. Eastern Time on April 30, 2024; or

•
By mail: by completing and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided (for those receiving paper copies only).

68   COTERRA ENERGY

How do I attend the annual meeting in person?
Registered stockholders will be asked to present a valid government-issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting a valid government-issued photo identification and an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date for voting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with Coterra’s registrar and transfer agent, Equiniti Trust Company, you are a stockholder of record with respect to these shares. If your shares are held in a brokerage account or by your bank, broker or other third party, you are the beneficial owner of these shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the annual meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
What if I hold my shares through a broker and do not give voting instructions to my broker?
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote such shares in their discretion if they so choose. However, the NYSE precludes brokers from exercising voting discretion on proposals it considers “non-routine” without specific instructions from the beneficial owner. At our annual meeting, under NYSE rules brokers will have discretion to vote absent an instruction from the beneficial owner only on routine matters (specifically Proposal 4, ratification of appointment of auditor), and cannot vote absent an instruction from the beneficial owner on any of the “non-routine” proposals to be presented at our annual meeting (specifically, Proposals 1, 2 or 3) without instructions from the beneficial owner. As a result, if you do not instruct your broker how to vote on Proposals 1, 2 or 3, your broker cannot vote for you on such proposals. Failure of a beneficial owner to provide voting instructions with regard to Proposals 1, 2 or 3 will result in a “broker non-vote” for such shares. Broker non-votes will have the effect of votes against Proposal 2, while broker non-votes will have no impact on Proposals 1 or 3. No broker non-votes are expected with respect to Proposal 4.
What constitutes a quorum of stockholders?
We must have a quorum to conduct the meeting. A quorum is the presence at the annual meeting, in person or represented by proxy, of the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat as of the record date. Because there were [           ] shares of common stock outstanding on March 7, 2024, the record date, the quorum for the annual meeting requires the presence at the meeting in person or by proxy of the holders of at least [        ] shares. Broker non-votes, abstentions and withhold-authority votes count for purposes of determining a quorum.
2024 PROXY STATEMENT   69

What are my voting options and what is the voting requirement for each of the proposals?
For each matter to be presented at the annual meeting, you may choose to vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposals 2, 3 and 4, abstentions will have the effect of a vote against the proposal, while for Proposal 1 abstentions will have no effect. Although failure of a beneficial owner to provide voting instructions will automatically result in a broker non-vote with regard to the non-routine proposals (Proposals 1, 2 and 3), broker non-votes will have no impact on Proposals 1 or 3. No broker non-votes are expected with respect to Proposal 4. A broker non-vote will have the effect of a vote against Proposal 2.
PROPOSAL	YOUR BOARD’S RECOMMENDATION	VOTE REQUIRED
No. 1—The election of the 10 director nominees named herein.	FOR	Each director nominee who receives a majority of the votes cast (i.e., the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee) will be elected.
No. 2—The approval of the Amended and Restated Certificate of Incorporation of Coterra Energy Inc.	FOR	Proposal 2 shall be decided by the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on such proposal.
No. 3—The approval, on an advisory basis, of executive compensation.	FOR
Proposals 3 and 4 shall be decided by the affirmative vote of holders of a majority of the voting power of the common stock present in person or represented by proxy at the annual meeting and entitled to vote on such proposal.

No. 4—The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	FOR
How will my shares be voted on other matters raised at the meeting?
We do not know of any matters to be presented at the annual meeting other than those listed above. However, if any other matters properly come before the annual meeting, the proxies will be voted in the discretion of the proxy holder. The persons named on the Company’s form of proxy are members of Coterra’s management.
What can I do if I change my mind after I vote my shares?
Stockholders attending the annual meeting in person or virtually may vote their shares even though they have already executed a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the annual meeting and at any adjournment or postponement thereof. You may revoke your proxy at any time prior to the annual meeting by a written communication to the Corporate Secretary of the Company, or by a duly executed proxy bearing a later date.
When will Coterra announce the voting results?
We will announce the preliminary voting results at the annual meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC within four business days of the meeting.
How are proxies solicited, and what is the cost?
The accompanying proxy is being solicited by our Board. The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally. Alliance Advisors LLC will assist with the solicitation of proxies for a fee of $16,500 plus out-of-pocket expenses. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.
What is householding?
As permitted by the SEC rules, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desires to receive multiple copies of the proxy statement.
70   COTERRA ENERGY

This is known as “householding.” This procedure reduces the environmental impact of our annual meetings and reduces the Company’s printing and mailing costs. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. You may direct requests for additional copies for the current year or future years to our Corporate Secretary or our Investor Relations team at the following physical address, phone number or email address:
Coterra Energy Inc.
Attn: Corporate Secretary or Investor Relations
840 Gessner Road, Suite 1400
Houston, Texas 77024
OR
Phone: (281) 589-4600
OR
Email (Corporate Secretary): corporatesecretary@coterra.com
Email (Investor Relations): IR@coterra.com
You may direct requests for additional copies of the proxy statement for the current year or future years to our Corporate Secretary or our Investor Relations team.
Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Equiniti Trust Company, at the following physical address or phone number to request a single copy be mailed in the future:
EQ Shareowner Services
P.O. Box 64874
St. Paul, Minnesota 55164-0874
OR
Phone: 1-800-401-1957
Beneficial owners should contact their broker or bank.
How can I communicate with Coterra’s Board of Directors or individual directors?
You can address communications to the Board of Directors, a specified committee of the Board, an individual director (including the Lead Independent Director) or the “Non-management directors” in care of:
Coterra Energy Inc.
Attn: Corporate Secretary
840 Gessner Road, Suite 1400
Houston, Texas 77024
OR
Phone: (281) 589-4600
OR
Email: corporatesecretary@coterra.com
All communications received as described above will be relayed to the appropriate directors.
How do I submit a stockholder proposal for action at the 2025 annual meeting of stockholders?
You may send any stockholder proposal intended for inclusion in the proxy statement for the 2025 annual meeting of stockholders of the Company and otherwise eligible to: Coterra Energy Inc., Corporate Secretary, 840 Gessner Road, Suite 1400, Houston, Texas 77024. A notice of stockholder proposal to be presented at the 2025 annual meeting of stockholders must be received by           [  ], 2024.
2024 PROXY STATEMENT   71

How do I nominate a director or present other items for action at the 2025 annual meeting of stockholders?
The bylaws of the Company require timely advance written notice of stockholder nominations of director candidates (other than proxy access nominations, which are discussed below) and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the bylaws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). For the 2025 annual meeting, such advance written notice must be submitted in compliance with our bylaws no later than January 31, 2025 and no earlier than January 1, 2025. To be valid, a notice must set forth certain information specified in the bylaws. You also must attend the meeting and present the nomination or other item of business.
How do I nominate a director for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders using a proxy access nomination?
The bylaws of the Company currently permit any stockholder or group of not more than 20 stockholders that have continuously held at least three percent of our outstanding common stock for at least three years to nominate candidates for up to 20 percent of the available Board seats and have such candidates included in the proxy statement for the 2025 annual meeting of stockholders of the Company. To be timely, the bylaws require advance written notice to be delivered to the Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting. For the 2025 annual meeting, such advance written notice must be submitted in compliance with our bylaws no later than November [      ], 2024 and no earlier than October [      ], 2024. To be valid, a notice must set forth certain information specified in the bylaws and the stockholder or group of stockholders providing such a notice must comply with the eligibility and other requirements specified in the bylaws.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2025 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 2, 2025.
By Order of the Board of Directors,
MARCUS G. BOLINDER
Corporate Secretary
March [  ], 2024
72   COTERRA ENERGY

APPENDIX A	AMENDED AND RESTATED CERTIFICATE OF INCORPORTATION OF COTERRA ENERGY INC.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
COTERRA ENERGY INC.
Coterra Energy Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation” or the “Company”), ~~does~~ hereby ~~certify~~certifies that:
1.   The name of the Corporation is Coterra Energy Inc.
2.   The name under which the Corporation was originally incorporated was Cabot Oil & Gas Corporation and the date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 14, 1989.
3.   The Board of Directors of the Corporation ~~has~~ duly adopted ~~this~~a Restated Certificate of Incorporation without a vote of the stockholders in accordance with Section 245 of the General Corporation Law of the State of Delaware~~. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of~~ on October 1, 2021.
4.   The Board of Directors of the Corporation duly adopted resolutions proposing the amendment and restatement of the Restated Certificate of Incorporation, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the Corporation’s stockholders duly adopted such amendment and restatement, all in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
5.   Therefore, the Corporation’s Restated Certificate of Incorporation ~~as heretofore~~is hereby amended and ~~supplemented, and there is no discrepancy between the provisions of the~~restated in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware to read in its entirety as set forth below. References to this “Certificate of Incorporation ~~as heretofore amended and supplemented and the provisions of this~~” herein refer to this Amended and Restated Certificate of Incorporation.
~~4.   The text of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented is hereby restated to read as herein set forth in full.~~
ARTICLE I
The name of the corporation is Coterra Energy Inc. ~~(the “Corporation”).~~
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business to be conducted and the purposes to be promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).
ARTICLE IV
The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 1,805,000,000, divided into 5,000,000 shares of Preferred Stock, par value $~~.10~~0.10 per share (“Preferred Stock”), and 1,800,000,000 shares of Common Stock, par value $~~.10~~0.10 per share (the “Common Stock”).
The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation:
SECTION I. PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors. Each series shall be distinctly designated. The Board of Directors of the Corporation is hereby expressly granted
2024 PROXY STATEMENT   A-1

authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:
(1)   the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;
(2)   the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any series of Preferred Stock of the Corporation, and a statement whether such dividends shall be cumulative;
(3)   whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;
(4)   whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(5)   the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;
(6)   whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and if so, the terms, conditions and amount of such sinking fund or purchase account;
(7)   whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may, without limiting the generality of the foregoing, include (a) the right to more or less than one vote per share on any or all matters voted upon by the Corporation’s stockholders and (b) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; and
(8)   any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of that series.
The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Section I, and the consent, by class or series vote or otherwise, of the holders of Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.
SECTION II. COMMON STOCK
(1)   Dividends.   After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Company shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for payment of dividends and shall be distributed among the holders of shares pro rata in accordance with the number of shares of such stock held by each such holder.
A-2   COTERRA ENERGY

(2)   Liquidation.   After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders, which assets shall be distributed pro rata in accordance with the number of shares of such stock held by each such holder.
(3)   Voting.   Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to Section I of this Article IV, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. Cumulative voting of shares of Common Stock is prohibited.
ARTICLE V
The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
ARTICLE VI
Reserved.
ARTICLE VII
A director of the Corporation shall not be personally liable to the Corporation or its stockholder or stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article ~~IX~~VII by the stockholder or stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
An officer of the Corporation shall not be personally liable to the Corporation or its stockholder or stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholder or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) for any action by or in the right of the Corporation. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article VII by the stockholder or stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of an officer of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
[Signature page follows]
2024 PROXY STATEMENT   A-3

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by an authorized officer of the Corporation as of day of ~~this 1st day of October, 2021~~       , 2024.
COTERRA ENERGY INC.
By:

~~Scott C. Schroeder~~Shannon E. Young III
Executive Vice President and Chief Financial Officer
A-4   COTERRA ENERGY

COTERRA

CORPORATE HEADQUARTERS

Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, TX 77024

281.589.4600

www.coterra.com
info@coterra.com

PROXY COTERRA ENERGY INC.ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2024THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby makes, constitutes, and appoints Shannon E. Young III, Adam M. Vela and Marcus G. Bolinder, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of Common Stock of Coterra Energy Inc. held of record by the undersigned on March 7, 2024 at the 2024 annual meeting of stockholders to be held on May 1, 2024 at 8:00 a.m. CST at Two Memorial City Plaza, 820 Gessner Road, 1st Floor, Live Oak Training Center, Suite 107, Houston, TX 77024 or any adjournment or postponement thereof.This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” each director nominee in Proposal 1, and “FOR” Proposals 2, 3, and 4. The proxies named above also will vote in their discretion upon such other business as may properly come before the annual meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the annual meeting.You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the annual meeting.Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated, and returned the proxy card. Before voting, read the proxy statement and proxy voting instructions.Thank you for voting.(Continued and to be marked, dated, and signed on the other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 1, 2024:The Proxy Statement, 2023 Form 10-K, and 2023 Annual Report are available at: http://www.viewproxy.com/CoterraEnergy/2024 Please mark your votes like this ☒The Board of Directors recommends a vote “FOR” each director nominee in Proposal 1, and “FOR” Proposals 2, 3, and 4.Proposal 1. The election of the 10 director nominees named in the attached proxy statement to our Board of Directors.

Please mark your votes like this ☒

NOMINEES:	FOR	AGAINST	ABSTAIN
(1) Dorothy M. Ables	☐	☐	☐
(2) Robert S. Boswell	☐	☐	☐
(3) Amanda M. Brock	☐	☐	☐
(4) Dan O. Dinges	☐	☐	☐
(5) Paul N. Eckley	☐	☐	☐
(6) Hans Helmerich	☐	☐	☐
(7) Thomas E. Jorden	☐	☐	☐
(8) Lisa A. Stewart	☐	☐	☐
(9) Frances M. Vallejo	☐	☐	☐
(10) Marcus A. Watts	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Please indicate if you plan to attend this meeting ☐

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Date

Signature

Signature (Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

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PROXY VOTING INSTRUCTIONS

INTERNET

TELEPHONE

MAIL

Vote Your Proxy by Mail:

Please indicate if you plan to attend this meeting ☐Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ Proposal 2. To amend and restate the Restated Certificate of Incorporation of Coterra Energy Inc. to provide for exculpation of certain officers of the Company as permitted by amendments to Delaware law and to make certain non-substantive updates.FOR ☐AGAINST ☐ABSTAIN ☐Proposal 3. A non-binding advisory vote to approve the compensation of our named executive officers.FOR ☐AGAINST ☐ABSTAIN ☐Proposal 4. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.FOR ☐AGAINST ☐ABSTAIN ☐Note: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the annual meeting.  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONSPlease have your 11-digit control number ready when voting by Internet or Telephone. INTERNET TELEPHONE MAILVote Your Proxy on the Internet: Go to www.aalvote.com/CTRAVote Your Proxy by Phone: Call 1-(866)-804-9616Vote Your Proxy by Mail:Have your proxy card available when you access the above website. Follow the prompts to vote your shares.Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.Follow the voting instructions to vote your shares.Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.